Exhibit 10.6

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE INDICATED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

STORED VALUE CARD

SERVICE AGREEMENT

dated as of April 1, 2003

between

FIRST DATA RESOURCES INC.

and

NBO SYSTEMS, INC.

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TABLE OF CONTENTS

Page

Article 1	Definitions and Interpretation	1
Article 2	Services	1
Article 3	Payment for Services	4
Article 4	Dispute Resolution and Indemnification	8
Article 5	Limitation of Liability	8
Article 6	Disclaimer of Warranties	9
Article 7	Term of Agreement	9
Article 8	Termination	9
Article 9	Confidential Nature of Data	12
Article 10	Representations	13
Article 11	Interchange Settlement	14
Article 12	Service Levels	14
Article 13	Miscellaneous	14

EXHIBIT A	SERVICES/PRICING
EXHIBIT B	DEFINITIONS
EXHIBIT C	SPONSOR BANK AGREEMENT
EXHIBIT D	ARBITRATION
EXHIBIT E	INDEMNIFICATION
EXHIBIT F	SERVICE LEVELS

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STORED VALUE CARD

SERVICE AGREEMENT

This Stored Value Card Service Agreement ("Agreement") dated as of April 1, 2003 ("Effective Date"), is between First Data Resources Inc. ("FDR") and NBO Systems, Inc. ("Customer").

Recitals

WHEREAS, FDR and Customer wish to enter into this Agreement to provide for the provision of data processing and related services by FDR in connection with Customer's Accounts;

NOW THEREFORE, FDR and Customer agree as follows:

Article 1

Definitions and Interpretation

1.1 Definitions. Unless the context otherwise requires, capitalized terms used herein shall have the meanings specified in Exhibit B.

1.2 Interpretation. Each definition in this Agreement includes the singular and the plural and the word "including" means "including but not limited to." References to any statute or regulation means such statute or regulation as amended at the time and includes any successor statute or regulation. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation. The Exhibits referred to throughout this Agreement are attached hereto and are incorporated herein.

Article 2

Services

2.1 Services. FDR shall make available to and perform for Customer, through Customer's relationship with Sponsor Bank(s), those services described in Exhibit A which are applicable to Customer's Accounts or as specifically provided in Exhibit A (the "Services"). Exhibit A and any document or service referred to in Exhibit A shall be subject to periodic revision by FDR to reflect changes (i) to the FDR System or the services provided by FDR and offered generally to FDR customers and (ii) in the specific Services provided to Customer; provided, however, no such change or improvement shall materially degrade the Services being provided to Customer at such time. For the avoidance of doubt, the parties acknowledge and agree that FDR will make available and perform the Services only for so long as Customer is processing through MasterCard and/or VISA, and that it will be necessary to amend this Agreement if at any time Customer desires to process through a Network.

2.2 Communication Links. FDR periodically shall install, provide or cause to be installed or provided the means for communicating data from its facilities or equipment to the facilities or equipment of Customer, and third parties designated by Customer, as FDR determines is desirable to perform this Agreement. The method of transmission and the media employed will be determined by FDR taking into consideration relevant factors such as traffic

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type, inbound and outbound message sizes, traffic loading distribution, and the equipment or devices which are or may be used.

2.3 Enhancements. Customer may periodically request customizations, enhancements, additions or modifications (each an "Enhancement") to the FDR System. FDR shall evaluate all such requests and, if terms and conditions can be agreed to (which shall include payment by Customer of FDR's development charges), FDR shall develop and implement each such Enhancement on terms and conditions agreed to by the parties. Timing of any Enhancement is subject to scheduling and prioritization by FDR of FDR's available resources. Any Enhancement shall remain solely the property of FDR and Customer shall acquire no right, claim or interest in the FDR System.

2.4 Start-Up.

(a) For the Start-Up, Customer shall deliver to FDR all information reasonably requested from time to time by FDR on dates reasonably requested by FDR and Customer and FDR shall agree upon a plan for the Start-Up no later than thirty (30) days following the Effective Date (the "Start-Up Plan").

(b) The Start-Up Plan shall target an expected completion of the Start-Up on a mutually agreed upon date (the "Scheduled Start-Up Date"). If the Start-Up is not completed by the Scheduled Start-Up Date, FDR and Customer agree as follows: each party will devote whatever resources it can reasonably make available to effect completion of the Start-Up as quickly as possible. In arriving upon the Scheduled Start-Up Date, FDR and Customer have assumed (i) all applicable approvals of VISA and MasterCard will be obtained on a timely basis; (ii) the parties shall agree upon a Start-Up Plan no later than thirty (30) days following the Effective Date; and (iii) no hours of Custom Computer Programming Services will be required, or requested by Customer, in connection with the Start-Up.

(c) Customer and FDR each will (i) use all reasonable resources, including the assignment of adequate and knowledgeable personnel, to assure timely performance of the functions required of each under the Start-Up Plan, and (ii) comply with the provisions of the Start-Up Plan so as to enable the Start-Up to be completed on or before the Scheduled Start-Up Date.

(d) FDR shall promptly notify Customer in writing as to any delay or problems being encountered in the performance of FDR's obligations under the Start-Up Plan. If Customer has knowledge that Customer has failed, or will fail to perform its obligations under the Start-Up Plan on a timely basis, Customer shall promptly so notify FDR. In the event of any delay in any of the Start-Up processes, Customer and FDR shall work jointly to promptly resolve any difficulties and ensure satisfactory completion of the Start-Up.

(e) FDR shall provide the Start-Up at no charge; provided, however, Customer shall pay FDR at FDR's then-standard rate for all Custom Computer Programming Services.

2.5 Compliance With Law.

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(a) FDR and Customer acknowledge that Customer is subject to a variety of federal, state and local laws, regulations and judicial and administrative decisions and interpretations applicable to its Transaction Card business, including without limitation those pertaining to Regulation E, escheatment, card issuance to minors, equal credit opportunity, truth in lending, fair credit billing, fair credit reporting, fair debt collection practices, privacy and general consumer protection (the "Legal Requirements"). The parties shall cooperate with each other in resolving issues relating to compliance with the Legal Requirements in accordance with the provisions of this Section 2.5.

(b) Customer is solely responsible for (i) monitoring and interpreting the Legal Requirements, (ii) determining the particular actions, disclosures, formulas, calculations and procedures required for compliance with the Legal Requirements (whether to be performed by FDR or by Customer) and (iii) maintaining an ongoing program for compliance with the Legal Requirements. In addition, Customer is solely responsible for reviewing and selecting the parameter settings and programming features and options within the FDR System that will apply to Customer's Transaction Card programs, and for determining that its selection of such settings, features and options is consistent with the Legal Requirements and with the terms and conditions of Customer's Accounts and disclosures to its Cardholders. In making such determinations, Customer may rely on the written description of such settings, features and options in the User Manuals, customer bulletins and other system documentation provided by FDR to Customer.

(c) FDR is solely responsible for compliance with all laws, regulations and judicial and administrative decisions applicable to FDR as a third-party provider of data processing services. FDR will not be responsible for any violation by Customer of a Legal Requirement to the extent such violation occurs as a result of performance by FDR of the Services in accordance with the FDR System documentation (except as set forth in the succeeding sentence), actions or instructions of Customer or written procedures provided by or approved by Customer. FDR will be responsible for violation of the Legal Requirements which result from inaccuracies in the FDR System documentation, User Manuals, customer bulletins and other system documentation provided by FDR to Customer.

(d) Subject to the terms of Article 9, FDR and Customer shall cooperate with each other in providing information or records in connection with examinations, requests or proceedings of each other's regulatory authorities.

2.6 Dependence on Performance by Others. The obligation of FDR to timely perform the Services is expressly subject to the timely performance by Customer, and third-party vendors Customer engages, of their obligations and responsibilities, but only to the extent that failure to so perform directly affects FDR's ability to timely perform hereunder or the cost to FDR of performing hereunder.

2.7 Privacy of Personal Financial Information. FDR and Customer acknowledge the sensitivity and confidentiality of personal consumer financial information which may be contained in Customer's Proprietary Information, including all personally identifiable information relating to an individual consumer in connection with a Customer's Account, any application for a Customer's Account or the marketing or promotion of Customer's Accounts ("Personal Information"). In addition to the obligations of the parties under Article 9, FDR and

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Customer acknowledge the protections afforded by law to such Personal Information and each agrees to comply with all such legal requirements applicable to it in the performance of its obligations under this Agreement. Specifically, Customer represents and warrants to FDR that Customer has provided all required notices, opt-outs, opt-ins or other similar rights to consumers with respect to any Personal Information delivered, transmitted or disclosed in any other fashion (i) by Customer or its agents or representatives to FDR or its agents and representatives, (ii) by FDR to any third party at the direction of Customer and (iii) with respect to each of the Services provided by FDR under this Agreement.

2.8 Execution of Sponsor Bank. Agreements by Sponsor Banks. Customer shall at all times during the Term have in place contractual arrangements with one or more financial institution members of VISA and/or MasterCard (each a "Sponsor Bank") for sponsorship, clearing and settlement of transactions with respect to all of the Cardholder Accounts of Customer. Customer shall cause each Sponsor Bank to execute a sponsor bank agreement (each a "Sponsor Bank Agreement") with FDR. The Sponsor Bank Agreements shall be in the form set forth as Exhibit C. In place of a Sponsor Bank Agreement, Sponsor Bank and FDR may enter into such other arrangement as may be agreed to in writing between FDR and Sponsor Bank and FDR shall provide Customer a copy of such other agreement with Sponsor Bank. In the absence of Sponsor Bank Agreements acceptable to FDR covering all of Customer's Cardholder Accounts, FDR shall have no obligation to provide any Services to Customer, may suspend provision of Services to Customer until such time as Customer has in place Sponsor Bank Agreements acceptable to FDR covering all of Customer's Cardholder Accounts, and, in accordance with the provisions of Section 8.1, may terminate this Agreement. In the event Customer requires a new Sponsor Bank for sponsorship, clearing and settlement of transactions with respect to all of the Cardholder Accounts of Customer, FDR will make a good faith effort to cooperate with Customer in securing a new Sponsor Bank; provided, however, FDR shall have no liability for the failure of Customer to secure a replacement Sponsor Bank and Customer acknowledges that FDR is unable to provide the Services if Customer does not have a Sponsor Bank for all of Customer's Cardholder Accounts. If Customer determines that it will switch Sponsor Banks or add new Sponsor Banks, FDR will facilitate such switch or addition, provided that: (a) Customer will provide at least sixty (60) days advance written notice; (b) the new Sponsor Bank will cooperate in the steps necessary to the switch or addition; (c) Customer will pay for any communication links to the new Sponsor Bank and Section 2.2 will apply; (d) Customer will pay for any out-of-pocket or third-party expenses of FDR relating to such switch or addition; and (e) the new Sponsor Bank has executed a Sponsor Bank Agreement acceptable to FDR with FDR prior to the switch or addition. If an additional Sponsor Bank is required for Customer to secure a significant client, FDR and Customer will mutually agree upon the terms and conditions, including costs, for the addition of such Sponsor Bank.

Article 3

Payment for Services

3.1 Processing Fees. Customer shall pay FDR the Processing Fees set forth in Exhibit A to this Agreement. For each Processing Year after Processing Year 1, FDR may increase each line item of Processing Fees set forth in Exhibit A to this Agreement which were in effect for the immediately preceding Processing Year by an amount not to exceed a percentage of the Processing Fees for such line item which were in effect for the immediately preceding

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Processing Year. The percentage to be used for purposes of this Section 3.1 shall be the percentage increase in the CPI during a period described below; provided, however, if the percentage increase in the CPI during such period exceeds four percent (4%), the price increase shall equal: (a) four percent (4%) plus (b) the product of (i) one half (1/2) and (ii) the amount by which the percentage increase in the CPI exceeds four percent (4%) (e.g., if the CPI increases six percent (6%), FDR shall be entitled to increase each line item of Processing Fees, as set forth above, by five percent (5%)). For purposes of this Section 3.1, the "CPI" shall be the Consumer Price Index compiled by the United States Department of Labor's Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U) having a base of 100 in 1982-84, using that portion of the index which appears under the caption "Other Goods and Services". The percentage increase in the CPI shall be calculated as of ninety (90) days in advance of the effective date of said increase by comparing the CPI using a twelve (12) month period ending as of such date and expressing the increase in said CPI through the twelve (12) month period as a percentage.

3.2 Special Fees. Customer shall pay to FDR the Special Fees computed in accordance with Exhibit A to this Agreement. If, at any time while this Agreement is in effect, the charges are increased to FDR for items which are included in the Special Fees or FDR obtains communication or other services included in the Special Fees by another method, resulting in an increase in the charges to FDR for such items, then FDR shall increase by an equal amount the Special Fees Customer is then paying FDR for such items under this Agreement. Such price change by FDR shall be effective on the effective date of the increase to FDR.

3.3 New Products. If FDR commences to offer any new services or products generally to its customers and Customer elects to use any such service or product, or if Customer elects to use services or products which Customer had not previously elected to use, then FDR shall provide such service or product at FDR's then current fees and charges for such service or product or such other price as FDR and Customer may mutually agree.

3.4 Minimum Fees. In Processing Year 1, Customer will require and shall pay FDR for processing services sufficient to generate aggregate Processing Fees at least equal to [* * *] (the "Year 1 Minimum Processing Fee"). In each Processing Year after Processing Year 1, Customer will require and shall pay FDR for processing services sufficient to generate aggregate Processing Fees at least equal to [* * *] of the Processing Fees paid during the immediately preceding Processing Year, but in no event less than [* * *] (the "Minimum Processing Fees"). FDR shall calculate the total Processing Fees paid by Customer in respect of Services performed during each Processing Year (the "Total Annual Processing Fees") within ninety (90) days after the end of each Processing Year and will, after ten (10) days written notice to Customer, draw upon Customer's account pursuant to Section 3.5 of this Agreement for the amount, if any, by which the Year 1 Minimum Processing Fees or the Minimum Processing Fees, as applicable, for the Processing Year exceed the Total Annual Processing Fees for the Processing Year. For the avoidance of doubt and based on economic assumptions material to each party underlying this transaction, Customer and FDR expressly agree that Customer shall pay FDR Processing Fees each Processing Year in an amount at least equal to the Year 1 Minimum Processing Fee or the Minimum Processing Fees, as applicable, until this Agreement

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is terminated by Customer solely pursuant to the provisions of Section 8.2 of this Agreement or until FDR terminates this Agreement and invokes compensatory payments pursuant to Section 8.4 of this Agreement.

3.5 Method of Payment. To facilitate the payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 8.4 of this Agreement and any other fee, tax, interest payment, charge or amount due or payable to FDR under this Agreement, Customer shall provide FDR with access to a bank account of Customer's funds not requiring signature including notifying FDR of the demand deposit account number and transit routing number for the account. FDR shall draw upon the bank account on a monthly basis (with the exception of postage, for which FDR shall draw upon the bank account on a daily basis) to pay fees, taxes, interest payments, charges, or any other amount due or payable to FDR under the terms of this Agreement. The detailed records of the amounts drawn on the account of Customer will be provided by FDR to Customer on a monthly basis. FDR shall be under no obligation to effect any Start-Up until the account has been established as provided herein.

3.6 Interest. If FDR is unable to obtain payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 8.4 of this Agreement or any other fee, tax, interest payment, charge or amount due or payable to FDR under this Agreement at the time provided for payment under this Agreement, the unpaid amount of any Processing Fees, Special Fees, compensatory payments pursuant to Section 8.4 of this Agreement or other fee, tax, interest payment, charge or amount shall bear interest at the rate equal to the prime rate plus five percent (5%), from the date on which payment should have been available until the date on which FDR receives the payment. Interest shall not apply to amounts reasonably disputed by Customer during such period as both parties are actively working to resolve any questions on validity of an amount pursuant to Article 4.

3.7 Taxes.

(a) Customer shall pay all taxes and similar charges, however designated, which are imposed by any governmental authority by reason of FDR's fulfillment of its obligations hereunder except for income taxes payable by FDR on amounts earned by FDR or property taxes payable by FDR on property owned by FDR. Without limiting the foregoing, Customer shall promptly pay FDR for any amounts actually paid or required to be collected or paid by FDR.

(b) Customer authorizes FDR to calculate the total amount of sales taxes due from Customer hereunder. Customer shall supply FDR with all information necessary for FDR to compute and remit the taxes (including any tax exempt certificate, claim letter or similar documentation). FDR shall remit the sales taxes to the appropriate taxing authority on behalf of Customer based on the information available to FDR. If FDR underpays or overpays such sales taxes, Customer shall be responsible for promptly paying any shortfalls (including any penalties or interest) and for collecting any refunds from the appropriate taxing authority; provided, however, if such underpayment is solely the result of the negligence of FDR, FDR shall be responsible for any penalties associated with such underpayment.

3.8 Deconversion.

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(a) Upon (i) expiration or termination of this Agreement, (ii) transfer by Customer of any accounts from the FDR System to a third party, (iii) abandonment or deletion by Customer or Sponsor Bath (or by FDR, MasterCard or VISA on behalf of Customer or Sponsor Bank) of any BIN or ICA of Customer or Sponsor Bank relating to accounts from the FDR System, or (iv) manual removal by Customer or Sponsor Bank of any accounts from the FDR System, Customer shall pay FDR, at FDR's then current rates (for actual hours expended with respect to activities priced on an hourly basis), for each activity completed by FDR in order to accomplish the Deconversion of affected accounts, including systematic stripping and removal of all such account information from the FDR System; provided, however, that the amount Customer shall pay FDR for Standard Deconversion Services with respect to any Deconversion performed by FDR pursuant to this Agreement shall not exceed [* * *] per Deconversion. "Standard Deconversion Services" means (a) not more than [* * *] of analysis, design, coding, implementation and project management and (b) one set of test tapes, two sets of production tapes, and one copy of verification reports.

(b) In addition, the amount Customer shall pay FDR pursuant to Section 3.8(a) for any Standard Strip-and-Throw performed by FDR shall not exceed [* * *]. "Standard Strip-and-Throw" shall have the meaning set forth in FDR's then current published bulletin relating to Deconversions.

3.9 Growth Rebate. In each Processing Year, Customer shall be entitled to a rebate based on average number of Gross Active Accounts on the FDR System as of the last business day of each calendar month of the applicable Processing Year ("Growth Rebate"). The amount of the Growth Rebate shall equal the product of: (a) the Total Processing Fees (excluding Processing Fees for item numbers 6147 and 7249) for such Processing Year and (b) the applicable rebate percentage set forth in the schedule below. FDR shall calculate the Growth Rebate, if any, for each Processing Year within ninety (90) days after the end of each Processing Year and credit the amount of such Processing Credit, if any, to Customer. For Purposes of this Section, "Gross Active Accounts" shall have the meaning set forth on the CD-121 Ledger Activity Report or its equivalent.

NUMBER OF GROSS ACTIVE ACCOUNTS	REBATE
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

By way of example, if the average number of Gross Active Accounts for the last business day of each month during Processing Year 2 is[[* * *]] and Total Processing Fees for Processing Year 2 are [* * *], Customer will be entitled to a Growth Rebate in the amount of [[* * *]] for Processing Year 2; and if the [[* * *]] of Gross Active Accounts

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for each month during Processing Year 3 is [[* * *]] and Total Processing Fees for Processing Year 3 are [* * *], Customer will be entitled to a Growth Rebate in the amount of [[* * *]] for Processing Year 3.

Article 4

Dispute Resolution and Indemnification

4.1 Informal Dispute Resolution. Any controversy or claim between FDR and Customer arising from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute"), shall be resolved as follows:

(a) upon written request of either FDR or Customer, the parties shall each appoint a representative to meet and attempt to resolve such Dispute;

(b) the designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding; and

(c) arbitration pursuant to Exhibit D for the resolution of a Dispute may not be commenced until the earlier of:

        (i) the date that the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

        (ii) thirty (30) days after the date that either party requested negotiation of the Dispute pursuant to Section 4.1(a) of this Agreement.

(d) Notwithstanding the foregoing, this Section 4.1 shall not be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 9.7.

4.2 Arbitration. If Customer and FDR are unable to resolve any Dispute in the manner set forth in Section 4.1, such Dispute shall be submitted to arbitration in the manner set forth in Exhibit D.

4.3 Indemnification. The indemnification rights and obligations of Customer and FDR under this Agreement are contained in Exhibit E.

Article 5

Limitation of Liability

5.1 Limitation on Liability. FDR's cumulative liability for any loss or damage, direct or indirect, for any cause whatsoever (including, but not limited to, those arising out of or related to this Agreement) with respect to claims (whether third party claims, indemnity claims or otherwise) relating to events in any period shall not under any circumstances exceed (a) in the

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case of the period beginning on the effective date of this Agreement and ending upon the completion of Processing Year 1, the Year 1 Minimum Processing Fee and (b) in the case of any Processing Year thereafter, the amount of the Processing Fees paid to FDR pursuant to this Agreement for Services performed in the immediately preceding Processing Year.

5.2 No Special Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER ANY THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES. THIS SECTION SHALL NOT RELIEVE CUSTOMER OF ANY PAYMENT OBLIGATIONS PURSUANT TO SECTION 8.4 OF THIS AGREEMENT.

Article 6

Disclaimer of Warranties

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, FDR SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, ARISING OUT OF OR RELATED TO THIS AGREEMENT. THIS AGREEMENT IS A SERVICE AGREEMENT AND THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO IT.

Article 7

Term of Agreement

7.1 Term. This Agreement is effective from the date hereof and shall extend for five (5) Processing Years (the "Original Term"). Processing Year 1 of the Term shall commence on the first day of the first calendar month following the completion of the Start-Up and continue through the last day of the eighteenth (18th) calendar month thereafter. For purposes of this Agreement, a "Processing Year" means Processing Year 1 and each subsequent twelve (12) month period.

7.2 Renewal. After the Original Term, this Agreement shall automatically be renewed for consecutive periods of one (1) Processing Year (each a "Renewal Term"), unless either party gives the other party written notice at least six (6) months prior to the termination date of the Original Term or the then-current Renewal Term that the Agreement will not be renewed.

Article 8

Termination

8.1 Termination by FDR. FDR may terminate this Agreement:

(a) if Customer fails to pay FDR any amount due pursuant to this Agreement and such failure is not cured within two (2) business days following written notice from FDR to Customer;

(b) upon written notice to Customer in the event Customer fails to provide or maintain sponsorship, clearing and settlement arrangements for the Cardholder Accounts processed under this Agreement in the form set forth as Exhibit C or otherwise satisfactory to

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FDR in its sole discretion and in accordance with all applicable rules and regulations of VISA and MasterCard; or

(c) if any Insolvency Event occurs with respect to Customer.

The rights of FDR to terminate under this Section 8.1 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

8.2 Termination by Customer. Customer may terminate this Agreement:

(a) if any Insolvency Event occurs with respect to FDR;

(b) as described in Exhibit F with respect to the failure of FDR to satisfy the Service Levels; or

(c) if neither Visa nor MasterCard will allow Customer's anonymous mall Transaction Card program to continue and Customer pays FDR the amount described in Section 8.4(b).

8.3 Effect of Termination. Upon termination, FDR shall have no further obligation to provide services to Customer and all outstanding unpaid amounts due and owing to FDR shall become immediately due and payable. Termination shall not affect the following:

(a) the obligation of Customer to pay for services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination including the obligations to make the payments provided in Article 3 of this Agreement and Section 8.4 of this Agreement;

(b) the obligations set forth in this Agreement in connection with any third party software pursuant to Exhibit A;

(c) the obligations of Customer regarding deletion, transfer or abandonment of BINs and ICAs pursuant to Section 3.8; or

(d) the provisions of Articles 4, 5, 6, and 9 and Exhibits D and E.

8.4 Payments Upon Termination.

(a) If FDR elects to terminate this Agreement for cause, Customer and FDR agree that, based on economic assumptions material to each party, Customer shall make a compensatory payment to FDR. Such compensatory payment shall be made by Customer prior to Deconversion and shall equal the sum of:

        (i) the Year 1 Minimum Processing Fee or Minimum Processing Fees, as applicable, as set forth in Section 3.4 of this Agreement, for the Processing Year in which the termination occurs (after crediting Customer for any Processing Fees paid for Services provided in such Processing Year);

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        (ii) the sum of the present values of a payment in each full Processing Year (other than the year of termination) which remains during the Term of this Agreement in an amount equal to thirty five percent (35%) of the Year 1 Minimum Processing Fees or Minimum Processing Fees, as applicable, for the Processing Year in which termination occurs; and

        (iii) the amount of Balance Sheet Expenses remaining unamortized on the balance sheet of FDR (the original amount of Balance Sheet Expenses on the balance sheet of FDR shall not exceed [[* * *].]

(b) If Customer elects to terminate this Agreement pursuant to Section 8.2(c), Customer and FDR agree that, based on economic assumptions material to each party, Customer shall make a compensatory payment to FDR. Such compensatory payment shall be made by Customer prior to Deconversion and shall equal the amount of Balance Sheet Expenses remaining unamortized on the balance sheet of FDR (the original amount of Balance Sheet Expenses on the balance sheet of FDR shall not exceed [[* * *].]

(c) Balance Sheet Expenses shall be amortized on a straight line basis over the Original Term or Renewal Term, as applicable.

(d) In determining the present value of the amount set forth in (a)(ii) above, an interest rate equal to the three (3) month Treasury Bill Rate, as quoted by The Wall Street Journal for the date on which termination occurs or, if not available on the date of termination, as soon thereafter as the next edition of The Wall Street Journal is published, shall be assumed and the payments shall be assumed to be made on the first day of each Processing Year.

(e) FDR and Customer agree that the compensatory payment set forth in Section 8.4(a) and (b) are a reasonable estimation, as of the date of this Agreement, of the actual damages which FDR would suffer if FDR were to fail to receive the processing business for the full Term.

(f) Despite the foregoing, nothing in this Section 8.4 shall limit FDR's right to recover from Customer any amounts for which Customer is otherwise liable under this Agreement, except that upon payment of amounts due under Section 8.4(a) and (b), Customer shall not be responsible for Minimum Processing Fee shortfalls after the year of termination.

8.5 Deconversion Assistance. Following notice of termination of this Agreement, Customer and FDR shall mutually, expeditiously and in good faith proceed to agree upon and document a Deconversion project plan which plan shall specify a date for the Deconversion to be completed. FDR and Customer contemplate that the Deconversion project plan may involve a six (6) to nine (9) month time frame for completion and implementation. As part of the Deconversion project plan, FDR shall perform the services necessary for Customer to transfer its Transaction Card business from the FDR System to the internal or third-party-provided data processing system which Customer has selected.

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Article 9

Confidential Nature of Data

9.1 Customer's Proprietary Information. Upon Customer's request, FDR shall return to Customer (upon the expiration or termination of all of FDR's obligations under this Agreement and payment by Customer of all amounts due to FDR hereunder) all or any requested portion of the proprietary and confidential data of Customer disclosed to FDR including the Cardholder Master Files (collectively, "Customer's Proprietary Information").

9.2 FDR's Proprietary Information. Customer acknowledges that all products and systems provided or used by FDR, including, but not limited to, any developments, Enhancements, methodologies, improvements or modifications, shall remain solely and exclusively the property of FDR. In addition, FDR shall retain sole and exclusive ownership in all works of authorship, ideas, concepts, know-how and inventions, whether or not patentable, created or conceived by FDR in the course of providing the services under this Agreement. Customer acknowledges that FDR, in its sole discretion, may provide to other customers, similar services to those outlined in this Agreement utilizing any intellectual property owned or licensed by FDR as referenced in this paragraph. Customer shall not obtain any proprietary rights in any proprietary or confidential information which has been or is disclosed to Customer by FDR, including, without limitation, any data or information that is a trade secret or competitively sensitive material, whether owned or licensed or otherwise provided by FDR; User Manuals; screen displays and formats; computer software; methodologies; systems; products; system architecture and documentation related to each of the foregoing, in each case, whether owned, licensed or otherwise provided or used by FDR; software performance results; flow charts and other specifications (whether or not electronically stored); data and data formats (collectively, "FDR's Proprietary Information") whether any of the materials are developed or purchased specifically for performance of this Agreement or otherwise. Customer shall return to FDR all of FDR's Proprietary Information upon the expiration or termination of this Agreement.

9.3 Confidentiality of Agreement. Except as required by law, both parties shall keep confidential and not disclose, and shall cause its Affiliates and their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of the other party.

9.4 Confidentiality. FDR and Customer shall maintain Customer's Proprietary Information and FDR's Proprietary Information, respectively, in strict confidence. Without limiting the generality of the foregoing, FDR and Customer each agree:

(a) not to disclose or permit any other person or Entity access to Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, except that the disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

(b) to ensure that its employees, officers, directors, agents, representatives, auditors and independent contractors are advised of the confidential nature of Customer's

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Proprietary Information and FDR's Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this Article 9, provided that in any event Customer and FDR shall each be liable for any breach of this Article 9 by their respective employees, officers, directors, agents, representatives and independent contractors; and

(c) not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Customer's Proprietary Information or FDR's Proprietary Information, as appropriate.

9.5 Release of Information. Despite the foregoing, Customer agrees that Customer's Proprietary Information may be made available to (a) VISA or MasterCard, in association with Interchange Settlement, or (b) following notice to Customer, to supervisory or regulatory authorities of Customer upon the written request of any of the foregoing. Notwithstanding anything in this Agreement to the contrary, Customer and FDR acknowledge that each Sponsor Bank and not Customer owns the transaction and other data related to the accounts sponsored by such Sponsor Bank. FDR may release such data to the applicable Sponsor Bank, the regulatory authorities of such Sponsor Bank or designees of such Sponsor Bank.

9.6 Exclusions. Nothing in this Article 9 shall restrict either party with respect to information or data identical or similar to that contained in Customer's Proprietary Information or FDR's Proprietary Information, as appropriate, but which: (a) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party; (b) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any Entity acting on its behalf; (c) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party (no Affiliate of FDR or Customer shall be considered to be a third party) not known to be under restrictions on use or disclosure; (d) is independently developed by such party; (e) is required to be disclosed by law, regulation, court order or subpoena, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure; or (f) is required to be disclosed to comply with or to enforce the terms of this Agreement.

9.7 Remedy. If either party breaches any of the obligations contained in this Article 9, the non-breaching party may suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the non-breaching party may (a) seek temporary and permanent injunctive relief against the breaching party or (b) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Article 9. The provisions contained in this Article 9 shall survive the expiration or termination of this Agreement.

Article 10

Representations

10.1 FDR's Representation. FDR represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does

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not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party.

10.2 Customer's Representation. Customer represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party.

Article 11

Interchange Settlement

FDR and Customer agree that Sponsor Banks will handle and settle Interchange Settlement pursuant to the terms and conditions governing Interchange Settlement as set forth in the Sponsor Bank Agreements. Upon the request of FDR, Customer shall pay FDR any amount due to FDR pursuant to a Sponsor Bank Agreement that has not been paid by a Sponsor Bank. For the avoidance of doubt, the parties acknowledge and agree that FDR and Sponsor Banks will handle and settle Interchange Settlement only for so long as Customer is processing through the MasterCard or VISA organizations and that it will be necessary to amend this Agreement if at any time Customer desires to process through a Network.

Article 12

Service Levels

While this Agreement is in effect, FDR shall at all times provide the Services in accordance with the service levels set forth in Exhibit F (the "Service Levels"). FDR agrees to provide Customer with a monthly report setting forth the Service Levels and FDR's performance during the just concluded calendar month relative to the Service Levels. Upon request, FDR will review such reports with Customer monthly. Customer hereby agrees that due to the difficulty of determining and calculating its damages upon FDR's failure to perform in accordance with the Service Levels, the remedies of payments and termination as described in Exhibit F, upon such FDR failure are its sole and exclusive remedies for breach of this Article 12 or the breach of the Service Levels and that Customer hereby elects to waive any and all other remedies Customer may be entitled to under this Agreement, at law, or in equity, as a result of the breach of this Article 12 or the breach of the Service Levels.

Article 13

Miscellaneous

13.1 Assignment. Except as otherwise provided herein, the rights and obligations of Customer are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of FDR. Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.

13.2 Business Continuity Plan. FDR has created a business continuity plan (the "Business Continuity Plan") and will provide Customer with a written summary of same upon written request. FDR reserves the right to change such Business Continuity Plan and, upon

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request, will explain all changes. No change shall degrade the quality of the Business Continuity Plan in a manner which has a material, adverse impact on the Services. FDR will make certain revisions to its Business Continuity Plan which will meet or exceed regulatory agency contingency planning criteria. FDR' s Business Continuity Plan includes a schedule for recovering critical business functions.

13.3 State Law. Except as provided in Exhibit D, this Agreement shall be governed by the laws of the State of Nebraska as to all matters including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof. With respect to any claim arising out of this Agreement, Customer irrevocably waives any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts of the State of Nebraska and the United States District Court located in the city of Omaha, Nebraska and Customer further waives any claim such suit, action or proceeding is brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over Customer. For purposes of any such suit, action or proceeding Customer agrees that any process to be served in connection therewith shall, if delivered, sent or mailed in accordance with Section 13.4, constitute good, proper and sufficient service thereof.

13.4 Notice. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

If to FDR:	With a copy to:

First Data Resources Inc. 10825 Farnam Drive Omaha, Nebraska 68154 Attn: President Telecopy Number: 402-222-7334	First Data Resources Inc. 10825 Farnam Drive Omaha, Nebraska 68154 Attn: General Counsel Telecopy Number: 402-222-7700

If to Customer:	With a copy to:

NBO Systems, Inc. 3676 West California Ave. Bldg D Salt Lake City, Utah 84104 Attn: CEO Telecopy Number: 801.973-4188	Squire, Sanders & Dempsey LLP 801 S. Figueroa, 14th Floor Los Angeles, CA 90017 Attn: Russell M. Frandsen Telecopy Number: 213-891-9680

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this section.

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13.5 Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself.

13.6 Relationship of Parties. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or similar relationship between the parties. The parties' relationship shall be that of independent parties contracting for services. Neither party shall hold itself out as having the authority to bind the other. All personnel and other agents employed by either party in connection with this Agreement are such party's or its agent's employees and not employees or agents of the other party.

13.7 Third Party Beneficiaries. This Agreement is entered into solely for the benefit of FDR and Customer and shall not confer any rights upon any Entity not a party to this Agreement.

13.8 Subcontractors. FDR may subcontract all or any part of the Services, but, notwithstanding any such subcontract, FDR shall remain primarily responsible for performance of the Services.

13.9 Force Majeure and Restricted Performance. If performance by a party of any service or obligation under this Agreement, including Start-Up or Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of MasterCard or VISA, failure or delay in receiving electronic data, earthquakes, war, acts of terrorism, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act, omission or cause whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of such party, then such party shall be excused from the performance to the extent of the prevention, restriction, delay or interference.

13.10 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

13.11 Audit. From time to time during the Term of this Agreement, FDR will allow a third party, selected by FDR, to perform an audit of the electronic data processing environment maintained by FDR to provide the services contemplated under this Agreement. FDR shall provide Customer with a copy of the results of the audit if Customer requests a copy in writing.

13.12 Risk of Loss. Customer shall be responsible for any and all risk of loss to any tangible item (a) provided by FDR for Customer (including without limitation statements and embossed cards) upon the delivery of such items to the U.S. Postal Service or such other courier as Customer may select and (b) provided by Customer to FDR until actual receipt of such items

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by FDR. It is expressly understood that the U.S. Postal Service and any courier selected by Customer are the agents of Customer and not FDR.

13.13 Equal Employment Opportunity. FDR will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, disability, age or veteran status as ordered by the Secretary of Labor pursuant to Section 202 of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974.

13.14 Entire Agreement. This Agreement, including Exhibits and the executed Affiliate Agreements, if any, sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums and agreements between the parties concerning the subject matter.

13.15 Amendments. This Agreement may not be amended except by a writing signed by authorized representatives of both parties to this Agreement.

13.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their duly authorized officers as of the date first written above.

FIRST DATA RESOURCES INC.

By: /s/ Stephen T. Selzer

Name: Stephen T. Selzer

Title: E.V.P.

NBO SYSTEMS INC.

By: /s/ Randy J. Steck

Name: Randy J. Steck

Title: COO

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EXHIBIT A

SERVICES/PRICING

I. General Provisions Applicable to the Services

        A. FDR will provide the data processing and related services as described in FDR's User Manuals and customer bulletins as updated by FDR from time to time.

        B. The Services are further described in Section II of this Exhibit A.

        C. Customer shall have the right to use or decline any of the Services listed below on a line by line basis.

II. Processing Fees

        A. Price Schedule

Item Number	Item Name	Item Definition	Price per Item
TBD	Cardholder Support Services Set-up

One time fee includes development and programming for a GUI platform (desktop solution), training curriculum and procedure manual development and additional programming to incorporate Customer into FDR's existing stored value telephone customer service call queue.

2,500.00 /one-time
231	Cardholder Support Servivces Executive Level Complaint Letter Processing

Charge for executive level complaint letter processing performed by FDR. This service is comprised of the processing of executive level complaint letters, attorney letters, Better Business Bureau letters or letters received from regulatory agencies, for an additional charge. The processing includes drafting a written response and submitting it Customer for review and approval. Upon Customer's approval, FDR will mail the response to the inquiring party.

92.50 /item
234	Cardholder Support Services Record Filming	Charge incurred for record filming services provided by FDR. FDR will prep, film and index written cardholder correspondence received by FDR from Customer's Cardholders, Customer, or its agents.	0.20000 /item
235	Cardholder Support Services Records Retrieval

This element identifies the charge for retrieval of cardholder records. FDR will retrieve cardholder statements and correspondence from film, microfiche, and/or CD-ROM, as requested by cardholders or as needed for internal account research.

$2.25 /request
1150	NetSage	Web site generated NetSage occurrences.	0.04000 /utterance
TBD	Web Transaction Fee

Web site generated occurrences excluding account enrollment, e-chats, activation and fund loads, which are billed separately. Standard web occurrences covered under this element include changing vital statistics and viewing statements.

0.04000 /Transaction
TBD	SageMail	Web site generated SageMail emails.	0.04000 /email
1151	Web Load	Web site generated Load.	0.25000 /Load

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1152	Stored Value Web Hosting Fee	Hosting and storage area network ("SAN") services for all stored value accounts.	[* * *]
1153	Web Enrollment	Account enrolling via the web.	[* * *]
1155	Web Activation	Account activating via the web.	[* * *]
1156	Stored Value Report Subscription Fee	Processing and sending metrics and use reports to clients	[* * *]
1157	Stored Value Card Web Application - Set-up	Configuration of existing stored value web sites to support issuer branding, color palates, terms and conditions, privacy statements, and selection of existing web supported transactions.	[* * *]
n/a	CD-ROM Services

The storage, on Compact Disc-Read Only Memory ('CD-ROM'), of statements and reports for purposes of record retention, accessing and archival purposes. Customer, at its option, may elect to utilize the CD ROM Services and/or On-Line Report Services for the same items. Notwithstanding anything in this Agreement to the contrary, Customer is responsible for determining the acceptance of the CD-ROM Services under state and Federal regulations, including but not limited to obligations to retain information for a specified period of time, signature verification and the admissibility of documents into evidence. It is Customer's responsibility to keep records on other media, if such are required under state and Federal regulations because of the limited acceptance or admissibility of the CD-ROM Services or the technology to be used under this Agreement to provide the CD-ROM Services. Customer shall provide at its expense the minimum personal computer configuration set forth below:

386/486 Processor with Hard Drive (486 preferred)

8 MB RAM (12 MB preferred)

3.1 Windows

Mouse

14" VGA Color Monitor (SVGA preferred)

CD-ROM Drive (double speed)

Laser Printer

[* * *]
4353	CD-ROM Bundle-Summary	A CD-ROM Bundle which summarizes previously produced CD-ROM Bundles.	[* * *]
4354	CD-ROM Report Data Page

Each data page of report information on CD-ROM which is provided to Customer or to a party on behalf of Customer.

A CD-ROM Bundle, for purposes of the reports on CD-ROM services, consists of two (2) copies, one for Customer, and one for archive.

[* * *]
6147	Cardholder Support Services- Representative Training

Fees incurred by FDR for the initial training of the representatives performing Cardholder Support Services.

Additional fees for representative training due to required additions to staff because of anticipated higher call/work volume, change in hours of operation, and procedural changes or updates.

Training fees incurred by FDR for representatives required due to staff attrition will be absorbed by FDR and will not be assessed to Customer.

[* * *]

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7201	FDR Chronicle - Record on File

Each record of data, in a narrative not to exceed 2,000 bytes, which, during a calendar month, is stored within or added (either manually or via the FDR System) to a Cardholder Amount, for use as a display of account contact or for history tracking. The First Data Chronicle Memo is customizable through the use of memo types, specific memo retention, display filters, sort criteria, Customer-defined memo formats and memo text standardization,

[* * *]
7204	Amount On File

Each account of a Cardholder of Customer (including but not limited to charged oft authorization only and debit amounts) that remains on Customer's master file at FDR on the last processing day of the calendar month as defined on the CD-121 Ledger Activity Report or the equivalent report.

[* * *]
7205	Cardholder Statement

Each periodic summarization of activity (whether printed or otherwise) associated with a Transaction Card issued by Customer, including but not limited to single statements, dual statements, and reprints of information from a CIS Statement currently stored on-line on the FDR System. Service includes statement messaging on original statements and preparation required for delivery.

[* * *]
7216	Non-Monetary Transaction

Each entry of non-monetary information subsequently posted or unposted to a Cardholder masterfile of Customer, or an inquiry into the computer records of Customer and its Cardholders (potential and existing) by the use of a terminal, through an ATM, or by tape.

[* * *]
7244	ODS Select Transaction

ODS Select Transactions (read-only, View 'Select' transactions entered by Customer in conjunction with Client Developed Applications). If Customer uses ODS at its location, Customer must execute appropriate end-user software licensing terms.

[* * *]
7279	Account Level Action-Accounts Reviewed

Each Cardholder Account on File reviewed in connection with Account Level Action (ALA). ALA allows Customer the ability to have a set of several non-monetary transactions automatically initiated at the level of the individual Cardholder Account based upon decision tables built by Customer.

[* * *]
7281	Account Level Action-Action Set Selected	Each set of non-monetary transactions generated for a Cardholder Account in connection with an ALA account review.	[* * *]
7311	CIS - Online Statement

Each set of statement information regarding Customer's Cardholder Accounts that is stored on the FDR system and accessible by Customer via Customer's CRT terminals. CIS Statement information includes the information set forth on a Cardholder Statement such as, but not limited to, the name, address, account number, statement date, payment date, cycle days, annual percentage rates, and monthly periodic rates.

[* * *]
7312	CIS - Details

Each item of information regarding transactions that have posted or will post to a Cardholder Statement such as charges, payments, credits and authorizations not aged off the Cardholder's file, Cardholder payment history, and real-time authorizations.

[* * *]

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7900	Lost/Stolen Account Processing

Automatic actions, relating to the processing of a Cardholder's Account statused as lost or stolen, required to prompt Customer fraud/security representatives, record the representatives directive(s) and request that a Cardholder Account number be listed in the appropriate Combined Warning Bulletin; automatically report the cardholder's Account number to Visa and MasterCard's Authorization Exception System, if applicable; systematically, based upon Customer's pre-defined parameters, initiate the set-up of a new Cardholder Account; reconcile transactions posted but not yet statemented at the time of the Cardholder's reporting, including but limited to the transfer of valid transactions to the Cardholder's replacement account and identification and recording of non-valid transactions as fraudulent; automatically request approved reissue of account plastic(s) and suspend reissue of account(s) not approved for review by Customer; and automatically update the Cardholder's phone number in the Cardholder masterfile from the lost/stolen report.

[* * *]
7909	Lost/Stolen Account Manage-ment

Each transaction posting to a Cardholder Account of Customer statused as lost or stolen which is automatically identified and reported to an on line work queue from which Customer may initiate on-line transactions to produce a transaction adjustment, a chargeback, or a ticket retrieval request; issue an affidavit of fraud or forgery to Customer's Cardholder; and/or report a fraudulent transaction to Visa or MasterCard.

[* * *]
7207	Letter

Each letter prepared by FDR's computer, in accordance with Customer's Product Control File settings or CRT entry requests made by employees of Customer. Each such Letter shall have on-line composition and editorial features and options including signatures, logos, multiple type faces and additional page letter generation. Service includes any preparation required for delivery.

[* * *]
7208	Letter - Insert	Each inserting of advertising or other item of information not contained on a Letter, including but not limited to generic reply envelopes, into a windowed envelope containing a Letter.	[* * *]
7210	Letter - Priority Mailing	Each Letter, with or without Letter Insert, which is handled separately from Customer's first class mailings to provide next day delivery of said item.	[* * *]
7212	Letter - Group Samples

Each individual or set of Letters prepared by FDR's computer, in accordance with Customer's Product Control File settings or CRT entry requests made by employees of Customer, which is printed and mailed to Customer in a draft format for Customer's review and approval.

[* * *]
7213	Letter - Set-up, Revision or Deletion	Each addition, deletion or change, performed by FDR on behalf of Customer, of a Customer's Letter format or inputs including but not limited to digitized signatures and logos of Customer.	[* * *]
7214	Cardholder Notice

Each brief notification to a Cardholder of Customer prepared by FDR's computer at the request of Customer based upon Customer's Product Control File or a CRT entry request made by an employee of Customer, including but not limited to delinquency notices, delinquency statements, overlimit notices and first activity notices. This service includes any preparation required for delivery.

[* * *]
7215	Monetary Transaction	Each posting of a monetary transaction to Customer's Cardholder Accounts, including but not limited to sales, returns, cash advances, payments, reversals, adjustments and annual charges.	[* * *]
3510	Authorizations Cardholder

Each instance in which the Cardholder records of Customer are accessed for an authorization, including but not limited to personal identification number (PIN) verification and Cardholder address verification services, or when the authorization request is switched to Customer's location to access the off-site Cardholder masterfile of Customer.

[* * *]

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7217	Issuer Chargeback

Each return of a Ticket and receipt of the amount thereof from an Issuer to an Acquirer as provided for in the then- current MasterCard and VISA international rules and regulations, or applicable domestic regulations. Issuer Chargebacks subsequently reversed by the Acquirer will be forwarded by FDR to Customer for resolution via the On-Line Direct Sell Chargeback System

[* * *]
7248	CS VRU Calls (w/o transport)

This element identifies the charge for inbound telephone calls handled by a voice response unit (VRU). Below is a "volume-sensitive" price grid as defined in Exhibit A, Section II(b).

Monthly Volume in Minutes:

[* * *]

[* * *]
7248	CS VRU Calls (w/transport)	This element identifies the charge for inbound telephone calls handled by a voice response unit (VRU). Below is a "volume-sensitive" price grid as defined in Exhibit A, Section II(b). [* * *]	[* * *]
7249	CS Handled Minutes

This element identifies the charge for inbound calls handled by a First Data customer service representative (CSR). Talk time and wrap-up time are included in the charge. Below is a "volume-sensitive" price grid as defined in Exhibit A, Section II(b).

[* * *]

[* * *]

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7365	Dispute & Chargeback

Each new dispute inquiry which is received by FDR for processing. FDR will respond to incoming mail inquiries (with the exception of when VISA/MasterCard regulations do not require the dispute to be in written form) regarding charges posted to Customer's Cardholder Accounts that are not recognizable to the Cardholder, duplicate charges, or charges for which the Cardholder either (I) disputes the quality of goods or services received, (ii) makes a claim of non-receipt of goods or services, or (iii) otherwise asserts a claim of a billing error. The inquiries processed within the Dispute/Chargebacks area exclude inquiries relating to collections or potential fraud activity. FDR provides research of inquiries; performs sales draft retrieval requests, and handling of disputes through all phases (chargeback, representment, pre-arbitration, compliance and good faith).

[* * *]
7232	CIMS - Regular Workcase

Each Workcase that, for whatever reason, requires review, task completion and/or follow-up by Customer's personnel in order to resolve a Customer Inquiry.

The average number of CIMS Regular Workcases for a month is calculated by adding together the ending number of Regular Workcases of month 'a' after purge plus the ending number of Regular Workcases of the subsequent month (month 'b') before purge and then dividing the total number by 2. This calculation will equal the average number of Regular Workcases processed on the system for month 'b'.

[* * *]
7255	CIMS - Regular Workcase Actions

Each (i) task which is performed in the resolution of a Regular Workcase or (ii) brief communication that contains directive, advisory or informative matter stored within an Action Workcase that is entered by Customer's personnel.

[* * *]
TBD	Collection Chargeback

Each chargeback received by FDR in connection with a closed Cardholder Account of Customer and processed by FDR. FDR will perform monetary entries, not related to customer service, to chargeback eligible charges received after certain Cardholder Accounts have been closed. Unauthorized sales and cash advances will be systemically placed in a revolving queue within the FDR System after the nightly FDR System update in the event such sales or cash advances exceed the provider floor limit and meet criteria set forth in Customer's product control file ('PCF'). FDR will process Cardholder Accounts in the queue with status codes of B, C, E, F, I, and Z, in accordance with the Procedures Manual.

[* * *]
7366	Cardholder Support Services - Mail Customer Service

This element identifies the charge for cardholder mail processing performed by FDR. FDR will provide the resolution of written cardholder inquiries, notices, and includes account maintenance performed on the FDR System for monetary and non-monetary changes and non-solicitation account data entry of changes to cardholder information.

[* * *]
7600	Embossing Set Up

Each instance in which a change is made to any or all of (i) Customer's prin level (if prin level billing for set-ups is required), (ii) the plastic stock number, (iii) card carrier, (iv) tipping foil, (v) card activation flag and sticker and/or (vi) ultragraphic color in connection with Customer's plastic cards.

[* * *]

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TBD	PlastiCard Bulk Fulfillment

Each plastic for which FDR has mechanically raised personalized characters prepared at the request of Customer. Includes up to three lines of alpha-numeric font and one line of OCR font on a ".030" millimeter plastic, the recording and verifying of data on the transaction card's magnetic stripe (high coercivity and low coercivity encoding), the tipping of a plastic through the placement of a contrasting color plastic film on the raised embossed characters, bulk packaging and labeling to be sent to Customer designated location(s).

[* * *]
7605	Vault Storage	Inventory and storage of plastics procured from a source other than First Data.	[* * *]
7624	CVV Generation Verification	The calculation and encoding and/or indent printing of the VISA Card Verification Value (CVV) or MasterCard Card Validation Code (CVC).	[* * *]
7609	Plasticard Manual Rush Emboss Same Day

Rush servicing of a Customer request for an embossed Cardholder plastic received from hardcopy, faxed or mailed reports or requests where FDR mails or delivers the plastic to a courier during the same day as the Customer's request is received. Service includes manual embossing, carrier printing, hand inserting and other services required to prepare the plastic for delivery, and applies to any plastic piece handled separately from Customer's PlastiCard Standard Embossing Services.

[* * *]
7611	Automatic Rush Embossing	Each rush servicing of a Customer request for a Cardholder embossed plastic and/or PIN/Post Mailers through use of on-line rush program on the FDR System. Cards ordered day 1 will be mailed day 2.	[* * *]
9951	Half Bowe	This element identifies the charge to affix a plastic to a letter or form that has been printed with personalized cardholder information using the PlastiCard Presentation product (PEP).	[* * *]

B. Fenceposts

If the ratio set forth below is exceeded, Customer shall pay FDR the amount set forth below for each item in excess of the quantity set forth below.

CIS - Online Statement (IN 7311) - assumes two months plus cycle-to-date per AA. For additional months of online storage in excess of this quantity, a charge will be due calculated as follows:

[* * *].

AA = Active Account = means any designated Cardholder Account that had, during the period of determination as to whether such designated Cardholder Account is an Active Account, a balance or for which a debit, credit, or payment has taken place during such period.

MAA = Monthly Active Account = the number of Active Accounts on the last day of the previous month as set forth on the CD121 from the last day of the previous month or its equivalent.

C. Volume-Sensitive Grid/Tiered Prices

(i) "Volume-Sensitive" pricing is the billing of the entire periodic volume used for a service at the same price based on a grid. The grid states a different rate for various levels of usage and can be based on monthly or yearly volumes. The amount billed will be the grid price based on the applicable volume, multiplied by the total volume of the applicable item used or generated during the period. By way of example:

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Monthly Volume	Price Per Item
[* * *]	[* * *]
[* * *]	[* * *]

In the above example, (a) if the volume for the month is [* * *]or under, the billed amount would be the total volume of items multiplied by $.02, and (b) if the volume for the month is over [* * *], the billed amount would be the total volume of items multiplied by $.01. For a Total Monthly volume of [* * *]).

(ii) "Tiered" pricing is the billing of each tier (increment) of periodic volume used for a service at a different price based on a grid. The grid states a different rate for each increment of the overall usage and can be based on monthly or yearly volumes. The amount billed will be the sum of: (i) the price corresponding to the first increment of volume in the grid, multiplied by that portion of the total volume of the applicable item used or generated during the period which portion falls within the range indicated in the first increment of volume in the grid, (ii) the price corresponding to each subsequent increment of volume in the grid, multiplied by that portion of the total volume which falls within its corresponding range (as applicable). By way of example:

Monthly Volume	Price Per Item
[* * *]	[* * *]
[* * *]	[* * *]

[* * *].

(iii) The FDR billing system allows an automatic billing of the appropriate monthly Volume-Sensitive or Tiered pricing. Annual Volume-Sensitive or Tiered pricing requires manual tracking and potential adjustments at the end of the Processing Year, when annual volumes can be determined.

D. Explanation of Pricing Terms

For purposes of this Exhibit A: (i) "quote" means this Agreement does not contemplate the use of this service or product, but FDR shall, on the request of the Customer, provide a price for such service or product, (ii) "n/a" means the applicable description is an overall description of the applicable service for reference only and does not describe a particular billing element, and (iii) "included" means the charge for the service or product is included in the price of ether items in this Exhibit A.

III. Special Fees

A. Customer shall pay FDR the following in connection with FDR's purchase, installation and management, as applicable, of telecommunications connectivity and equipment on Customer's behalf:

Item Number	Item	Definition	Price Per Item
4600	Installation/Professional Services	Standard Installation Standard Installation with Dial-Up Backup Line Complex Installation This fee includes: - Customer telecommunications requirements	[* * *]

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review network design

- Capacity planning

- Redundancy planning

- BCP planning

- Performance requirements

- Equipment configurations

- Design review

- Coordination of carrier connectivity and access

- FDR delivery services and professional services

- Design review

- Project management services

- Validation and testing of project design, hardware and software technology

- Physical installation of design configuration

- Post installation certification, testing and review

This charge applies whether or not FDR contracts with vendors of connectivity and equipment on behalf of Customer.

NOTE: This service does not include VTAM (Virtual Telecommunication Access Mode) programming, transmission programming, client site installation, or Logical Units (LU)/Physical Units (PU) changes which will be billed separately.

4610	Monthly Access Fee

This fee includes:

-4611 Connectivity expense from the carrier

-4612 Taxes or other government charges assessed by the carrier

-4613 Use of originating equipment and other backbone infrastructure at FDR's location

-4614 Maintenance by the carrier or other third party of originating equipment and other backbone infrastructure at FDR's location

FDR may increase the Monthly Access Fee upon thirty (30) days prior written notice to Customer following: (A) FDR's renegotiation of FDR's contract with a vendor of telecommunications connectivity or equipment or (B) imposition of increased taxes or other government imposed charges on telecommunication connectivity or equipment. If Customer objects to an increase in the Monthly Access Fee, Customer may contract directly with vendors of telecommunication connectivity and/or equipment to provide connectivity and equipment. It is FDR's intention to adjust the Monthly Access Fee downward when possible to reflect industry trends, but FDR cannot guarantee the amount or timing of any downward adjustment.

Quote
4611	Terminating Equipment Fee	This fee includes use of terminating equipment provided by FDR at Customer's location and maintenance by a third party or FDR of this terminating equipment (equipment is owned by FDR	Quote

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and will be returned to FDR by Customer upon expiration or termination of this Agreement).
4601	Monthly Management Fee (FDR Leased Line)	This fee applies when FDR contracts with vendors of telecommunications connectivity and/or equipment on behalf of Customer. This fee includes: -4611 [* * *]	[* * *]
	Monthly Management Fee (Customer Leased Line)	This fee applies when FDR does not contract with vendors of telecommunications connectivity on behalf of Customer. Line Size

4602		DSO	[* * *]
4603		Fractional Tl (128K - <F1)	[* * *]
4604		T1	[* * *]
4605		3 Meg	[* * *]
4606		6 Meg	[* * *]
4607		>6 Meg	[* * *]

This fee includes:

-4611 Physical inspection of Customer owned or leased equipment, including looking for errors on front panels, power availability, cable connectivity and overall cabinet changes

-4612 In-house wiring between the carrier demarcation point and Customer's equipment

-4613 Providing access and supervision for Customer's vendors that need access at an FDR facility to provide maintenance on Customer owned or leased equipment

-4614 Hardware testing with Customer and/or telecommunications provider

If FDR does not contract with vendors of telecommunications connectivity and/or equipment on behalf of Customer, Customer (and not FDR) shall be responsible for maintenance of such connectivity and/or equipment.

4608 4609	Expedite Fees

The expedited connectivity installation fee is a fee for providing connectivity installation faster than the normal timeframe. The expedited network change fee is a fee for providing network changes (such as router changes or access changes) faster than the normal timeframe. These fees apply whether or not FDR contracts with vendors of connectivity and equipment on behalf of Customer.

[* * *]

For purposes of this Section III-A of Exhibit A, a "Complex Installation" is an installation of

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telecommunication connectivity or equipment that includes any of the following:

Encryption: The transformation of data into a form unreadable by anyone without a secret decryption key. Its purpose is to ensure privacy by keeping the information hidden from anyone for whom it is not intended.

Inverse Multiplexing: The process of splitting a single high-speed channel into multiple signals, transmitting each of the multiple signals over a separate facility operating at a lower rate than the original signal, and then recombining the separately-transmitted portions into the original signal at the original rate.

Multiplexing: To transmit two or more signals over a single channel.

Channelization: The process of sub-dividing the bandwidth of a circuit into smaller increments called channels.

NAT (Network Address Translation): An Internet standard that enables a local area network (LAN) to use one set of IP addresses for internal traffic and a second set of addresses for external traffic. This allows a company to shield internal addresses from the public Internet.

QOS (Quality of Service): QOS allows network devices to prioritize the delivery of TCP/IP data packets based upon a pre-defined set of criteria, thus helping to ensure that the most critical data reaches its destination, even in situations where the network is operating at maximum capacity.

For purposes of this Section III-A of Exhibit A, a "Standard Installation" is an installation of telecommunication connectivity or equipment that is not a Complex Installation.

B. Customer shall be responsible for and billed directly for any MasterCard, VISA or other Transaction Card dues, fees and assessments. Customer shall reimburse FDR for Base Access Fees and INET/INAS Fees which maybe incurred by FDR on behalf of Customer.

C. Customer shall pay all courier expenses associated with the transportation of reports and documents from Customer to FDR and from FDR to Customer.

D. (i) FDR agrees to act as an agent on behalf of Customer and Customer shall reimburse FDR at cost (after applying any applicable rebates, refunds and discounts) for the purchase on Customer's behalf of the postage required to mail statements, notices, letters and other materials mailed by FDR on behalf of Customer. While this Agreement is in effect, Customer shall pay FDR daily pursuant to this Agreement at the then current first class, single piece postage rate for all mailings mailed by FDR for Customer during that day. Within ten (10) days after the end of the month, FDR shall (i) calculate, for each discount category offered by the United States Postal Service ("USPS") which is used by Customer, the percentage of mailings with respect to all customers of FDR that qualified for such discount and the number of first class mailings mailed by FDR for Customer during such month and (ii) include a credit on Customer's monthly invoice for the amount Customer is entitled to receive under this section. Such credit shall be calculated by applying such percentage for each USPS discount category against Customer's total mailings in such category to determine the appropriate USPS discount Customer is entitled to receive.

(ii) Notwithstanding anything in paragraph (i) above, FDR agrees to act as an agent on behalf of Customer and Customer shall reimburse FDR at-cost (after applying any applicable pre-sorting rebates, refunds and discounts) for the purchase on Customer's behalf of the postage required to mail Cardholder plastics mailers on behalf of Customer. While this Agreement is in effect, Customer shall pay FDR daily pursuant to this Agreement at the then current first class, single piece postage rate for all Cardholder plastics mailers mailed by FDR for Customer during that day.

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Within ten (10) days after the end of the month, FDR shall (i) calculate, for the pre-sorting discount category offered by the United States Postal Service ("USPS"), the percentage of mailings with respect to all customers of FDR that qualified for such discount and the number of Cardholder plastics mailers mailed by FDR for Customer during such month and (ii) include a credit on Customer's monthly invoice for the amount Customer is entitled to receive under this section. Such credit shall be calculated by applying such percentage for the USPS pre-sorting discount category against Customer's total Cardholder plastics mailings in such category to determine the appropriate USPS discount Customer is entitled to receive.

E. For each Reward processed by FDR, Customer shall reimburse FDR for the amount of the Reward payment to the Merchant, plus any additional fees or charges to which FDR is entitled under applicable MasterCard and VISA rules and regulations in connection with the processing of such Reward. A Reward shall mean each monetary payment made to a Merchant for the recovery of a statused Transaction Card of Customer, which payment is processed by FDR in accordance with the reward schedule established by MasterCard and VISA for card pick-up. (IN - 7915)

F. For any computer programming, development or consulting services performed by FDR on behalf of Customer in connection with this Agreement subsequent to the completion of Start-Up or for Custom Computer Programming in connection with Start-Up, Customer shall pay FDR at a rate of two hundred twenty five dollars ($225.00) per hour for such services.

G. Customer shall be responsible for any interchange fees or switch fees assessed by any debit network utilized by Customer.

H. Customer shall reimburse FDR for any ad hoc services provided to Customer by FDR (including, but not limited to destroyed forms and product service selects) at FDR's then current published rates for such services.

I. Customer shall reimburse FDR at FDR's quoted prices for envelopes, card carriers, plastics or similar purchases made by FDR on Customer's behalf as requested by Customer.

IV. Other Terms and Provisions Applicable to the Services

A. Stored Value Card Services. FDR shall provide Stored Value Card support services related to web site development, set-up, hosting and support, web based enrollment and account loading and telephonic customer service set-up and support, telecommunication support and training each to the extent (and at the prices) further described herein. FDR shall also provide data processing, authorization, embossing and related services in connection with such Stored Value Card Accounts to the extent (and at the prices) described herein. These Services include:

1. Stored Value Card CCS (Customer) Services. FDR shall provide Customer with customer service, technical systems support services and other related services in connection with Customer's Stored Value Card Accounts (hereinafter collectively referred to as the "CCS Services") pursuant to the following:

(A) CUSTOMER SERVICE

(1) Telephone Customer Service.

(a) Telephone Customer Service is comprised of direct Cardholder interface with an FDR representative for card activation, general account inquiries (balance, last five transactions, product information), and problem resolution relating to the Stored Value Card Accounts.

(b) FDR will answer incoming automated call distribution ("ACD") telephone inquiries from Cardholders 24 hours per day, 7 days per week. In the event

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Customer desires to change the hours of operation listed above, FDR shall review the pricing herein and provide new pricing (if applicable) to Customer. Any changes to the hours of operation and new pricing associated with such changes shall be mutually agreed upon in writing by the parties. The timing of the implementation of changes to the hours of operation shall also be mutually agreed upon in writing.

(c) Telephone Customer Service will be provided for English and Spanish language calls only and does not include support for calls in any other language.

(d) The pricing for Telephone Customer Service is set forth in this Exhibit A and includes the preparation and delivery of FDR's standard daily and monthly call statistic reporting package. If other reports are requested outside of the standard reporting package, Customer will be assessed fees at FDR's then current rates for the development, production and delivery of such reports.

(e) The inbound telephone support described in this section specifically excludes cross-selling, sales and marketing services.

(2) Additional CCS Services. In addition to Telephone Customer Service, FDR shall provide the following CCS Services as specifically defined in the pricing section of this Exhibit: Dispute/Chargeback Processing and Collection Chargeback Processing.

NOTE: FDR shall provide the Services described in paragraph (2) of this subsection (A) during the hours of 8:00 a.m. through 5:00 p.m. CTZ, Monday through Friday, excluding holidays observed by FDR.

(B) PROCEDURES MANUAL

On or before the Service Commencement Date, Customer and FDR shall mutually agree upon a policies and procedures manual governing the provision of the Services by FDR hereunder (the "Procedures Manual"). FDR shall thereupon perform the Services pursuant to the Procedures Manual. Should the parties not reach a mutual agreement with respect to the Procedures Manual on or before the Service Commencement Date, then the dispute resolution process set forth in this Agreement shall be initiated. FDR and Customer agree to review the Procedures Manual periodically and, if necessary or appropriate, to revise or update the Procedures Manual as mutually agreed. In particular, Customer will, as part of its responsibilities under Section 2.5, review the Procedures Manual to ensure that the Procedures Manual, and FDR's performance of the Services pursuant thereto, comply with all Legal Requirements. FDR will implement mutually agreed upon changes to the Procedures Manual thirty (30) days following mutual agreement by the parties, or upon other time frames as mutually agreed by the parties.

(C) POINT OF CONTACT

Customer hereby agrees to define a point of contact with overall responsibility who shall provide FDR with guidance with respect to servicing requirements which are outside the scope of the Procedures Manual.

(D) REPORTS

The pricing for Telephone Customer Service set forth herein includes the preparation and delivery of FDR's standard daily and monthly call statistic reporting package. If other reports are requested outside of the standard reporting package, Customer will be assessed fees at FDR's then current rates for the development, production and delivery of

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such reports.

(E) TRAINING

FDR shall develop the training materials utilized by FDR for training of representatives who perform the CCS Services. FDR will provide "train-the-trainer" time to FDR training staff. Fees and costs incurred by FDR relating to the initial training of representatives who provide the CCS Services will be assessed to Customer at the rates set forth herein; additionally, training costs that may be incurred by FDR due to increased call volume, changes to hours of operation, and procedural and system changes will be billed to Customer at the rates set forth herein. FDR will absorb costs relating to additional CSR training due to staff attrition and re-training.

3. Stored Value Card Web Application Services.

(A) WEB APPLICATION SERVICES AND RELATED TERMS

FDR has developed and will provide to Customer the Stored Value Card web application services, which include the specific applications and related services described in this subsection 3 (collectively, the 'Web Application" or "Web Application Services"), FDR, in cooperation with certain third party vendors (collectively, the "FDR Vendors"), shall provide Customer with an interne web site dedicated to Customer's Stored Value Card Program (the "Stored Value Card Web Site"), including a Stored Value Card home page, Administrator's page, card activation process page, Stored Value Card account information (balance, status and transaction data) page, stop loads, profile management, and Frequently Asked Questions (`FAQ") page. In the event that Customer elects to utilize, in its Stored Value Card Web Site, any logos, trademarks, service marks or other proprietary items of Customer (hereinafter referred to as "Customer's Proprietary Marks"), then Customer hereby authorizes FDR and any FDR Vendors to display such Customer's Proprietary Marks for purposes of the Stored Value Card Web Site.

(B) Proprietary Information.

(i) The Web Application is composed of confidential and proprietary information of FDR and FDR Vendors, as applicable, and shall be subject to all rights and obligations relating to confidential and proprietary information contained in this Agreement. Customer shall maintain the non-public and proprietary character of the Web Application. Upon any termination of the Agreement or the Web Application Services, Customer shall immediately return to FDR or destroy any and all information in any media relating to the Web Application.

(ii) In the event of termination or expiration of FDR's agreement with any FDR Vendor, FDR may terminate the provision of the Web Application Services by giving Customer thirty (30) days' notice.

(C) Other Web Application Services Provided by FDR.

(i) FDR shall provide the following to Customer in connection with the support and maintenance of the Web Application:

  - application and operating environment support

  - mandatory version upgrades

  - basic use reporting

(ii) At Customer's request, FDR may provide Customer-specific development, programming and consulting services relating to the Web Application

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Services (collectively, "Development and Consulting Services"). Hourly rates for Development and Consulting Services will be quoted at time of request.

(D) Web Site Security. The Internet web site provided to Customer by FDR shall include multiple hardware firewalls. FDR's stored value system will at all times utilize a minimum encryption level of 128 bits, and information and system protection may be enhanced to the extent offered by any exchange of additional software based security certificates between Customer and FDR. Regularly scheduled maintenance services will employ virus detection and diagnostic software.

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EXHIBIT B

DEFINITIONS

The following definitions apply to the terms set forth below when used in this Agreement:

"AAA" is defined in Exhibit D to this Agreement.

"Acquire" (and with the correlative meaning "Acquisition") means to acquire, directly or indirectly, an interest through purchase, exchange or other acquisition of assets, stock or other equity interests, or to merge or consolidate or any similar transaction.

"Acquirer" means an Entity which has an arrangement with a Merchant to obtain Transaction Card Tickets from the Merchant and present the Transaction Card Tickets through an Interchange to an Issuer.

"Affiliate" means, with respect to Customer or FDR, any Entity which, directly or indirectly, owns or Controls, is owned or Controlled by, or is under common ownership or common Control with Customer or FOR, as applicable.

"Agreement" shall mean this Stored Value Card Service Agreement as amended from time to time including any Exhibits attached hereto from time to time, if any.

"Arbitration Demand" is defined in Exhibit D to this Agreement.

"Arbitration Panel" is defined in Exhibit D to this Agreement.

"Balance Sheet Expenses" means the amounts maintained on the balance sheet of FDR with respect to this Agreement, including (i) costs or expenses which FDR incurs, or for which it reimburses Customer, and capitalizes on its balance sheet in connection with setting up Customer on, or converting Customer to, the FDR System and (ii) amounts paid or credit to be applied against future processing fees to be paid by Customer and capitalized by FDR on its balance sheet as a signing fee, sign-up bonus, start-up bonus, conversion bonus, renewal bonus or similar payment or credit paid or credited by FDR to Customer at the time of the execution, renewal or extension of this Agreement.

"Basic Qualifications" is defined in Exhibit D to this Agreement. "BIN" means a Bank Identification Number issued by VISA.

"Business Continuity Plan" is defined in Section 13.2 of this Agreement.

"Cardholder" means an individual or Entity which has a Cardholder Account with an Issuer.

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"Cardholder Account" means an arrangement between an individual or an Entity and an Issuer which provides that the individual or Entity may use one or more Transaction Cards issued by the Issuer. The term "Account" in no manner implies a banking relationship between the Customer and the Cardholder/endorser/end user, or the like.

"Change of Control" shall mean a change in the direct or indirect ownership of a majority of an Entity's (including Customer and any Affiliate of Customer) outstanding capital stock (or other form of ownership) or a majority of the voting power in any election of directors.

"Control" (and with the correlative meaning "Controlled") means the power to direct the management or affairs of an Entity and "ownership" means the beneficial ownership of more than 50% of the equity securities of the Entity.

"CPI" is defined in Section 3.1 of this Agreement.

"Custom Computer Programming Services" means computer programming services required by Customer for programs and features, that are in addition to the standard computer programming services required for the preparation of the computer programs required to enable Customer to become operational on the FDR System.

"Customer's Accounts" means the Cardholder Accounts of Customer sponsored via one or more Sponsor Banks.

"Customer's Proprietary Information" is defined in Section 9.1 of this Agreement.

"Deconversion" means the removal of information concerning Customer's Accounts from the FDR System.

"Dispute" is defined in Section 4.1 of this Agreement.

"Disputing Party" is defined in Exhibit D to this Agreement.

"Enhancements" is defined in Section 2.3 of this Agreement.

"Entity" means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

"FDR's Proprietary Information" is defined in Section 9.2 of this Agreement.

"FDR System" means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by FDR to provide the Services.

"ICA" means an InterBank Card Association number issued by MasterCard.

"Indemnified Party" is defined in Exhibit E to this Agreement.

"Indemnifying Party" is defined in Exhibit E to this Agreement.

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"Insolvency Event" occurs, with respect to any party, when such party:

(i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due;

(ii) makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors; or

(iii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within thirty (30) days).

"Interchange" means the contracts, agreements, rules, regulations and procedures governing the relationships between, or the actions in accordance with the contracts, agreements, rules, regulations and procedures by, any two or more Entities in connection with the Interchange Settlement.

"Interchange Settlement" means the process by which FDR, on behalf of either or both of Customer or Sponsor Bank, (a) facilitates payment for MasterCard and/or VISA Transaction Card Tickets presented by Acquirers to Customer or Sponsor Bank, (b) receives payment for MasterCard and/or VISA Transaction Card Tickets presented by Customer or Sponsor Bank to Issuers and (c) remits and receives payments for chargebacks and other Interchange fees and expenses of or payable by Customer or Sponsor Bank.

"Issuer" means an Entity that has a Cardholder Account with a Cardholder.

"Legal Requirements" is defined in Section 2.5 of this Agreement.

"MasterCard" means MasterCard International Incorporated or its successors or assigns.

"Merchant" means an Entity that has the right to acquire or otherwise acquires a Transaction Card Ticket as payment for goods, services, or otherwise.

"Minimum Processing Fees" is defined in Section 3.4 of this Agreement.

"Network" means an online debit electronic funds transfer network.

"Original Term" is defined in Section 7.1 of this Agreement.

"Personal Information" is defined in Section 2.7 of this Agreement.

"Processing Fees" means all fees and charges incurred for services performed at the prices set forth in Exhibit A to this Agreement (including any Year 1 Minimum Processing Fee or Minimum Processing Fee shortfall payments), as adjusted from time to time by FDR consistent with this Agreement, with the exception of Special Fees and specifically excluding all charges for taxes and interest.

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"Processing Year" is defined in Section 7.1 of this Agreement.

"Processing Year 1" is defined in Section 7.1 this Agreement.

"Renewal Term" is defined in Section 7.2 of this Agreement.

"Services" is defined in Section 2.1 of this Agreement.

"Special Fees" means the telecommunications costs, postage costs, courier costs and costs of forms, and any other charges described in Section III of Exhibit A to this Agreement.

"Sponsor Bank" is defined in Section 2.8 of this Agreement.

"Sponsor Bank Agreement" is defined in Section 2.8 of this Agreement.

"Start-Up" means the services required to prepare the FDR System for the commencement of Services by FDR pursuant to the Start-Up Plan.

"Start-Up Plan" means the written plan for accomplishing the Start-Up as prepared by FDR and Customer pursuant to Section 2.4 of this Agreement.

"Term" means the Original Term together with any Renewal Term or any other extension of this Agreement.

"Total Annual Processing Fees" is defined in Section 3.4 of this Agreement.

"Transaction Card" means a payment card issued pursuant to a license from MasterCard, VISA or any other card issuing organization for which FDR currently provides service support.

"Transaction Card Ticket" means a record (whether paper, magnetic, electronic or otherwise) which is created to evidence the use of a Transaction Card as payment for goods, services, cash advances or otherwise or for a credit or refund or otherwise.

"User Manuals" means each of the FDR user manuals.

"VISA" means, individually or collectively, as appropriate, VISA U.S.A. Inc. or VISA INTERNATIONAL or either of their successors or assigns.

"Year 1 Minimum Processing Fee" is defined in Section 3.4 of this Agreement.

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EXHIBIT C

SPONSOR BANK AGREEMENT

This Sponsor Bank Agreement (this "Agreement") is entered into as of this ___ day of ____, 2003 (the "Effective Date") between __________________ (the "Sponsor Bank") and First Data Resources Inc. ("FDR"). Capitalized terms used and not otherwise defined in this Agreement are defined in Attachment 1 to this Agreement.

1. Sponsor Bank. Sponsor Bank hereby agrees to act as a sponsor bank for certain Cardholder Accounts of ______________ ("Customer"). These Cardholder Accounts of Customer are being processed by FDR pursuant to a Service Agreement dated as of __________, 2003 between FDR and Customer, as amended (the "Service Agreement"). Sponsor Bank agrees that FDR is taking directions in connection with FDR's data processing and other services with respect to these Cardholder Accounts from Customer and not from Sponsor Bank. Sponsor Bank irrevocably designates Customer as Sponsor Bank's agent for purposes of giving instructions to FDR regarding use of data and other matters.

2. Compliance. Sponsor Bank agrees to comply with all federal, state and local laws and regulations, the operating rules, regulations and procedures promulgated by MasterCard and VISA from time to time and the FDR Settlement Rules adopted by FDR from time to time.

3. Term and Termination. (a) This Agreement shall be effective as of the Effective Date, and shall remain in effect until the earlier of (i) the expiration or termination of the Service Agreement, or (ii) the termination of Sponsor Bank's relationship with Customer, at which time, this Agreement shall automatically terminate.

(b) Notwithstanding the foregoing, FDR shall have the right to terminate this

Agreement under any of the following conditions:

(i) immediately upon notice to Sponsor Bank upon the failure by Sponsor Bank to be a member, or failure by Sponsor Bank otherwise to maintain good standing with, either VISA or MasterCard, as applicable, at any time during the Term;

(ii) the occurrence of an Insolvency Event with respect to the Sponsor Bank;

(iii) immediately upon notice to Sponsor Bank if FDR has been required by a governmental or regulatory body or agency or by VISA or MasterCard to terminate settlement on behalf of Sponsor Bank;

(iv) if Sponsor Bank fails to pay any Daily Amount when required as provided in this Agreement and does not cure the failure within four (4) hours after written notice of the failure or immediately without notice if FDR has the right more than three times in any twelve month period to give notice under this paragraph whether or not the notice is given;

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(v) upon twenty-four (24) hours notice by FDR if FDR has terminated Interchange Settlement of transactions on behalf of Sponsor Bank as described in Section 4(g) of this Agreement; or

(vi) if Sponsor Bank fails to pay any amount due under this Agreement (other than a Daily Amount) within fifteen (15) days after written notice to Sponsor Bank of its failure to pay the amount.

(c) Upon expiration or termination of this Agreement, FDR shall have no further obligation to settle with Sponsor Bank and all outstanding unpaid amounts, due and owing to FDR shall become immediately due and payable. Termination of this Agreement shall not affect the following:

(i) any obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination, including the obligations to make the payments provided in this Agreement, including Section 4(k) of this Agreement; or

(ii) the provisions of Sections 4(k), 4(1), 5, 6, 7, 8, 9 and 11 of this

Agreement.

4. Settlement. (a) In order for FDR to provide services to Customer pursuant to the Service Agreement, it is necessary for FDR to handle and settle Interchange Settlement with respect to the Cardholder Accounts of Customer through the international Interchange networks of MasterCard and VISA. It shall be the responsibility of Sponsor Bank to provide ICA and BIN numbers from MasterCard and VISA, respectively, for use by FDR in the settlement of transactions for Sponsor Bank. Sponsor Bank understands that FDR handles the Interchange Settlement with MasterCard and VISA for its clients, including Sponsor Bank on a net settlement basis (the "Settlement System"). To facilitate the Settlement System, FDR has established, will establish or will direct Sponsor Bank to establish and may in the future establish or direct Sponsor Bank to establish one or more interchange settlement Central Clearing Accounts (collectively the "Settlement Account") at one or more banks.

(b) FDR shall calculate and inform Sponsor Bank on each business day of the amount of funds to be transferred (the "Daily Amount") as the result of (a) current transaction processing, and (b) funding required for incoming transactions of Sponsor Bank. If the Daily Amount is negative, Sponsor Bank shall transfer to the Settlement Account, by the close of business of the applicable federal reserve bank where the applicable Settlement Account(s) may exist, an amount equal to the Daily Amount. If the Daily Amount is positive, FDR will transfer to Sponsor Bank, or will cause MasterCard or VISA to transfer to Sponsor Bank, immediately available funds equal to the Daily Amount prior to the close of business of the Federal Reserve System in New York on such date.

(c) The Daily Amount shall equal (a) the Net Settlement Amount for Sponsor Bank, plus (b) the amount necessary to fund incoming Interchange transactions not yet processed, determined in accordance with the FDR Settlement Rules, minus (c) the amount

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previously advanced by Sponsor Bank with respect to prior incoming Interchange transactions for which processing is complete.

(d) In the event of the failure of Sponsor Bank on any business day when required by the terms of this Agreement or the FDR Settlement Rules, to transfer the Daily Amount to the Settlement Account, FDR may refuse, without incurring any liability to Sponsor Bank, to act as Sponsor Bank's agent in discharging any VISA or MasterCard Interchange obligations of Sponsor Bank and shall have the right to immediately notify MasterCard and VISA that it will no longer cause the MasterCard or VISA Interchange obligations of Sponsor Bank to be discharged. In addition to the foregoing, FDR may take such actions with respect to Sponsor Bank's obligations under the Settlement System as FDR deems reasonable to protect FDR or its customers from any loss arising from Sponsor Bank's nonpayment of the Daily Amount.

(e) In addition to any other provisions in this Agreement, in the event of Sponsor Bank's failure to transfer or make available the Daily Amount for any business day, Sponsor Bank shall pay to FDR a late payment fee (the "Settlement Late Payment Fee") which shall be equal to the amount Sponsor Bank would have been required to pay as a late payment fee under MasterCard and VISA rules. The amount shall be calculated in accordance with the rules and shall continue to accrue until FDR shall have received the Daily Amount from Sponsor Bank. Settlement Late Payment Fees shall be paid to FDR based upon the rules even though FDR may have elected to make settlement with MasterCard or VISA in a timely manner on behalf of Sponsor Bank. If FDR has received funds from VISA or MasterCard as a result of Interchange Settlement on behalf of Sponsor Bank and fails to make available the Daily Amount to Sponsor Bank, FDR shall pay to Sponsor Bank a late payment fee based on the Daily Amount calculated in the same manner as the Settlement Late Payment Fee.

(f) The obligation of FDR to discharge any VISA or MasterCard Interchange obligations of Sponsor Bank or Sponsor Bank's affiliates shall be solely as an agent of Sponsor Bank in accordance with the terms and provisions of this Agreement and the FDR Settlement Rules. FDR shall have no independent obligation with respect to the discharge of the Interchange obligations of Sponsor Bank.

(g) In the event that MasterCard or VISA shall notify FDR of any violation of the rules and regulations of MasterCard or VISA, relating to Sponsor Bank or transactions processed for Sponsor Bank, FDR shall have the right, without liability to Sponsor Bank or Customer, to terminate Interchange Settlement of transactions on behalf of Sponsor Bank under this Agreement until the time as FDR shall have been notified by MasterCard or VISA that the violation has been corrected.

(h) Sponsor Bank acknowledges that performance of Interchange Settlement involves the settlement of certain of Sponsor Bank's transactions jointly and on a combined net basis with the settlement of transactions of other customers of FDR. Accordingly, the payment or receipt by FDR of settlement monies on behalf of Sponsor Bank may be dependent on equivalent payments or receipts being received or made by or for other customers of FDR and in respect of transactions involving Transaction Cards issued by such other customers. FDR and

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Sponsor Bank will cooperate and use all reasonable resources to identify the reason for any settlement failure and shall attempt to work to its resolution.

(i) FDR shall be entitled without further inquiry to execute or otherwise act upon (a) instructions or information or purported instructions or information received through the MasterCard and VISA payment systems and (b) instructions or information, or purported instructions or information received in accordance with the MasterCard and VISA rules or settlement manuals otherwise than through the payment systems or in accordance with the FDR Settlement Rules notwithstanding that it may afterwards be discovered that the instructions or information were not genuine or were not initiated by Sponsor Bank. Such execution or action shall constitute a good discharge to FDR, and FDR shall not be liable for any liability, damage, expense, claim or loss (including loss of business, loss of profit or exemplary, punitive, special, indirect or consequential damages of any kind) whatsoever arising in whatever manner, directly or indirectly, from or as a result of the execution or action.

(j) Sponsor Bank agrees to discharge its Interchange Settlement obligations to FDR under this Agreement in full and on first written demand waiving any defense, setoff or right of counterclaim (without prejudice to the ability of Sponsor Bank to pursue these independently) and notwithstanding any act or omission or alleged act or omission or any insufficiency or deficiency that there is or has been or that may be alleged in the performance by FDR of its obligations under this Agreement or otherwise. FDR agrees, however, that it shall not set off against any payment to be made by it to Sponsor Bank or on its behalf pursuant to this Agreement in connection with Interchange Settlement any amount due and payable by Sponsor Bank to FDR (without prejudice to the ability of FDR to pursue these independently) other than amounts due and payable by Sponsor Bank or on its behalf to FDR pursuant to this Agreement in connection with Interchange Settlement.

(k) If Sponsor Bank terminates this Agreement or if Sponsor Bank ceases to obtain processing services from FDR under this Agreement in a manner which results in fees or charges relating to Sponsor Bank's accounts or Customer's accounts continuing to be included as a part of FDR's net settlement with MasterCard or VISA, FDR may obtain daily payment from the Settlement Account established under Section 4(a) of this Agreement or Sponsor Bank will provide FDR immediately upon notice with access to an account of Sponsor Bank's funds, not requiring signature, which FDR may draw upon in order to receive payment for such fees and charges. FDR will provide Sponsor Bank with documentation for all fees and charges paid on behalf of Sponsor Bank

(l) Sponsor Bank will notify FDR in writing at least one hundred twenty (120) days prior to any transfer or closing of all Cardholder Accounts of Customer on the FDR System associated with a BIN or ICA belonging to Sponsor Bank or the redirection of any BIN or ICA by Sponsor Bank to another processing system. Such notice shall include an instruction to FDR to initiate a systematic removal from the FDR System of account information associated with that BIN or ICA, which Customer shall be obligated to pay for in accordance with the Service Agreement. Sponsor Bank will comply with all rules, regulations and policies of MasterCard and VISA with respect to removal or deletion of unused or abandoned BINS or ICAs. In the event that Sponsor Bank fails to comply with such rules, regulations and policies, or fails to provide the foregoing notice to FDR, Sponsor Bank hereby authorizes FDR, as its

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agent, to (i) request MasterCard or VISA to delete the BIN or ICA, and (ii) remove all account information associated with the BIN or ICA from the FDR System at Customer's expense, in accordance with the Service Agreement. Sponsor Bank shall be responsible, and will reimburse FDR, for any loss, expense or other cost associated with or arising from abandoned or unused BINS and ICAs, including trailing activity, fraudulent use or other similar costs.

5. Separate Actions. Sponsor Bank agrees that separate action or actions may be brought by FDR against Sponsor Bank, whether action is brought separately against or through Customer or whether Customer and FDR join in any such action or actions. Sponsor Bank waives any right to require FDR to proceed against Customer, and Sponsor Bank waives any defense arising by reason of any disability or other defense of Customer or by reason of the cessation from any cause whatsoever of the liability of Customer.

6. Limitation on Liability. FDR's cumulative liability to Sponsor Bank for any loss or damage, direct or indirect, for any cause whatsoever arising out of or related to the Service Agreement or this Agreement with respect to claims (whether third-party claims, indemnity claims or otherwise) relating to events in any calendar year shall not under any circumstances exceed fifty thousand dollars ($50,000). In addition, the cumulative liability of FDR in any calendar year to Sponsor Bank and Customer in the aggregate shall not exceed the amount of Processing Fees (as defined in the Service Agreement) paid to FDR by Customer pursuant to the Service Agreement for services performed during the immediately preceding calendar year. IN NO EVENT SHALL FDR BE LIABLE UNDER ANY THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

7. Indemnification. (a) Sponsor Bank shall indemnify and hold harmless FDR and its directors, officers, employees, agents and affiliates from and against any and all third party claims, liabilities, losses and damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement, to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of the breach by Sponsor Bank of any of its duties or obligations under this Agreement.

(b) Subject to the provisions of Article 6, FDR shall indemnify and hold harmless Sponsor Bank and its directors, officers, employees and agents from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of the breach by FDR of any of its duties or obligations under this Agreement.

(c) In the event a claim, suit or proceeding by a third party for which indemnification may be available under this Agreement is made or filed against a party or any Entity, the party against which the claim, suit or proceeding is made (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") in writing of the claim, suit or proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend,

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compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

(d) Any claim for indemnification under this Agreement must be made prior to the earlier of:

(i) one year after the party claiming indemnification becomes aware of the event for which indemnification is claimed, or

(ii) one year after the end of the Term.

8. Confidentiality. (a) Upon Sponsor Bank's request, FDR shall return to Sponsor Bank upon the expiration or termination of this Agreement and payment by Sponsor Bank of all amounts due hereunder all or any requested portion of the proprietary and confidential data of Sponsor Bank ("Sponsor Bank's Proprietary Information").

(b) Sponsor Bank acknowledges and agrees that all product and system developments, enhancements, improvements and modifications provided by FDR that may be utilized for the benefit of Customer or Sponsor Bank shall remain the sole and exclusive property of FDR. Neither Customer nor Sponsor Bank shall obtain any proprietary rights in any proprietary or confidential information which has been or at any time after the date of this Agreement is disclosed, directly or indirectly, to Customer, Sponsor Bank or any of their respective affiliates by FDR or its affiliates, including without limitation any data or information that is a trade secret or competitively sensitive material whether owned or licensed or otherwise provided by FDR, user manuals, screen displays and formats, computer software, methodologies, systems, products, system architecture and documentation, in each case, whether owned, licensed or otherwise provided or used by FDR, software performance results, flow charts, and other specifications (whether or not electronically stored), data and data formats (collectively, "FDR's Proprietary Information") whether any of the materials are developed or purchased specifically for performance of the Service Agreement or this Agreement or otherwise. Sponsor Bank agrees to, and shall cause its affiliates to, return to FDR all of FDR's Proprietary Information upon the expiration or termination of this Agreement.

(c) Except as required by law, Sponsor Bank shall keep confidential and not disclose, and shall cause its affiliates and their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of the Service Agreement or this Agreement to any Person without the

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prior written consent of the other party; provided, however, that FDR may disclose this Agreement to Customer.

(d) FDR and Sponsor Bank each agree to maintain Sponsor Bank's Proprietary Information and FDR's Proprietary Information, respectively, in strict confidence from the date of disclosure. Without limiting the generality of the foregoing, FDR and Sponsor Bank agree:

(i) not to disclose or permit any other person access to Sponsor Bank's Proprietary Information or FDR's Proprietary Information, as appropriate, except that disclosure or access shall be permitted to an affiliate, employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

(ii) to ensure that its affiliates, employees, officers, directors, agents, representatives and independent contractors are advised of the confidential nature of Sponsor Bank's Proprietary Information or FDR's Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this Article 8; provided that in any event Sponsor Bank and FDR shall each be liable for any breach of this Article 8 by their respective affiliates, employees, officers, directors, agents, representatives and independent contractors; and

(iii) not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Sponsor Bank's Proprietary Information or FDR's Proprietary Information, as appropriate.

(e) Despite the foregoing, Sponsor Bank agrees that Sponsor Bank's Proprietary Information may be made available to VISA, MasterCard or to supervisory or regulatory authorities of Sponsor Bank upon the written request of any of the foregoing.

(f) Nothing in this Article 8 shall restrict either party with respect to information or data identical or similar to that contained in Sponsor Bank's Proprietary Information or FDR's Proprietary Information, as appropriate, but which: (i) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party; (ii) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any Person or Entity acting on its behalf; (iii) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party (no affiliate of FDR or Sponsor Bank shall be considered to be a third party) not known to be under restrictions on use or disclosure; (iv) is independently developed by such party; (v) is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure; or (vi) is required to be disclosed to comply with or to enforce the terms of this Agreement.

(g) If either party breaches this Article 8, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the non-breaching

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party may (i) seek temporary and permanent injunctive relief against the breaching party or (ii) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Article 8.

(h) FDR and Sponsor Bank acknowledge the sensitivity and confidentiality of personal consumer financial information which may be contained in Sponsor Bank's Proprietary Information, including all personally identifiable information relating to an individual consumer in connection with a Cardholder Account, any application for a Cardholder Account or the marketing or promotion of a Cardholder Account ("Personal Information"). In addition to the obligations of the parties under Section 8, FDR and Sponsor Bank acknowledge the protections afforded by law to such Personal Information and each agrees to comply with all such legal requirements applicable to it in the performance of its obligations under this Agreement. Specifically, Sponsor Bank represents and warrants to FDR that Sponsor Bank has provided or caused to be provided all required notices, opt-outs, opt-ins or other similar rights to consumers with respect to any Personal Information delivered, transmitted or disclosed in any other fashion (i) by Customer or its agents or representatives or Sponsor Bank or its agents or representatives to FDR or its agents and representatives, (ii) by FDR to any third party at the direction of Customer or Sponsor Bank, and (iii) with respect to each of the Services provided by FDR under this Agreement.

9. Informal Dispute Resolution. Any controversy or claim between FDR and Sponsor Bank arising from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute"), shall be resolved as follows:

(a) upon written request of either FDR or Sponsor Bank, the parties shall each appoint a representative to meet and attempt to resolve such Dispute;

(b) the designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding; and

(c) arbitration pursuant to Attachment 2 to this Agreement for the resolution of a Dispute may not be commenced until the earlier of:

(i) the date that the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii) thirty (30) days after the date that either party requested negotiation of the Dispute pursuant to Section 9(a) of this Agreement.

(d) Notwithstanding the foregoing, this Section 9 shall not be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 8(g).

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(e) If Sponsor Bank and FDR are unable to resolve any Dispute in the manner set forth in Section 9(a) through (c), such Dispute shall be submitted to arbitration in the manner set forth in Attachment 2 to this Agreement.

10. Force Majeure. If performance by FDR of any service or obligation under the Service Agreement or this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, catastrophic utility or communication failures, failure of VISA or MasterCard, failure or delay in receiving electronic data, earthquakes, war, acts of terrorism, revolution, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act or omission whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of FDR, then FDR shall be excused from the performance to the extent of the prevention, restriction, delay or interference.

11. Disclaimer. FDR SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF OR RELATED TO THIS AGREEMENT. THIS AGREEMENT IS A SERVICE AGREEMENT AND THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO IT.

12. Assignment. Sponsor Bank acknowledges and agrees that it may not transfer or assign its rights under this Agreement without the prior written consent of FDR.

13. Notice. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or Customer mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

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If to FDR:	With a copy to:

First Data Resources Inc. 10825 Farnam Drive Omaha, Nebraska 68154 Attn: President Telecopy Number: 402-222-7334	First Data Resources Inc. 10825 Farnam Drive Omaha, Nebraska 68154 Attn: General Counsel Telecopy Number: 402-222-7700

If to Sponsor Bank:	With a copy to:

FDR and Sponsor Bank will send a copy of any and all notices pertaining to this Agreement to Customer at the following address:

NBO Systems, Inc.

3676 West California Avenue, Building D

Salt Lake City, Utah 84104

Attn: CEO

Telecopy Number: 801-973-4188

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this section.

14. Entire Agreement. This Agreement, along with the Service Agreement, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect to the subject matter hereof. This Agreement may not be amended except in a writing signed by authorized officers of each of the parties hereto. This Agreement is entered into solely for the benefit of FDR and Sponsor Bank and shall not confer any rights upon any Person not a party to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Governing Law. This Agreement shall be governed by the laws of the State of Nebraska without giving effect to principles of choice of law thereof

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their duly authorized officers as of the day and year first written above.

[SPONSOR BANK]

By:

Title:

FIRST DATA RESOURCES INC.

By:

Title:

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EXHIBIT C - ATTACHMENT 1

DEFINITIONS

"AAA" is defined Attachment 2.

"Acquirer" means a Person which has an arrangement with a Merchant to obtain Transaction Card Tickets from the Merchant and present the Transaction Card Tickets through an Interchange to an Issuer.

"Arbitration Demand" is defined in Attachment 2.

"Basic Qualifications" is defined in Exhibit C Attachment 2.

"Cardholder" means a Person which has a Cardholder Account with an Issuer.

"Cardholder Account" means an arrangement between a Person and an Issuer which provides that the Person may use one or more Transaction Cards issued by such Issuer. The term "Account" in no manner implies a banking relationship between the Customer and the Cardholder/endorser/end user, or the like.

"Daily Amount" is defined in Section 4(b).

"Dispute" is defined in Section 9.

"Disputing Party" is defined in Attachment 2.

"FDR's Proprietary Information" is defined in Section 8(b).

"FDR Settlement Rules" means the policies, rules and procedures adopted by FDR from time to time in effect from time to time to provide for the payment of amounts due as the result of Interchange Settlement (including the FDR user manual related to settlement which is in effect from time to time).

"FDR System" means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by FDR to provide Transaction processing and related services.

"Indemnified Party" is defined in Section 7.

"Indemnifying Party" is defined in Section 7.

"Insolvency Event" occurs, with respect to any party, when such party: (i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (ii) makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors; or (iii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its

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business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within thirty (30) days).

"Interchange" means the contracts, agreements, rules, regulations and procedures governing the relationships between, or the actions in accordance with the contracts, agreements, rules, regulations and procedures by, any two or more Persons in connection with Interchange Settlement.

"Interchange Settlement" means the process by which FDR, on behalf of Sponsor Bank (i) facilitates payment for Transaction Card Tickets presented by Acquirers, (ii) directs the payments for Transaction Card Tickets to Issuers, and (iii) arranges for the remittance of and receives payments for, chargebacks and other Interchange fees and expenses payable by Sponsor Bank.

"Issuer" means a Person that has a Cardholder Account with a Cardholder. "MasterCard" means MasterCard International, Inc., and its successors and assigns.

"Merchant" means any provider of goods and/or services that accepts Transaction Cards as a payment vehicle.

"Net Settlement Amount" means the net dollar amount for each business day of FDR of all (a) transactions processed for Sponsor Bank for the day determined in accordance with the applicable rules of MasterCard, VISA and the FDR Settlement Rules, (b) Interchange Fees and expenses relating to Sponsor Bank, and (c) account expenses including overdraft charges, activity charges, wire transfer fees and other charges relating to Sponsor Bank.

"Person" means any general partnership, limited partnership, corporation, limited liability company, bank or other financial institution, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

"Settlement Account" is defined in Section 4(a).

"Settlement Late Payment Fee" is defined in Section 4(e).

"Settlement System" is defined in Section 4(a).

"Sponsor Bank's Proprietary Information" is defined in Section 8(a).

"Term" shall mean the period from the Effective Date until the expiration or termination of this Agreement.

"Transaction" means the purchase by a Cardholder of goods and/or services from a Merchant by use of a Transaction Card and/or any Cardholder obtaining a cash advance from a Merchant.

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"Transaction Card" means a Card issued pursuant to a license from VISA or MasterCard or other card issuing organization for which FDR currently provides service support.

"Transaction Card Ticket" means a record (whether paper, magnetic, electronic or otherwise) which is created to evidence the use of a Transaction Card as payment for goods, services, cash advances or otherwise or for credit or refund or otherwise.

"Visa" means, individually or collectively, as appropriate, VISA U.S.A., Inc., and/or VISA International, Inc., and either of their successors or assigns.

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EXHIBIT C - ATTACHMENT 2

ARBITRATION

Arbitration.

(a) If the parties are unable to resolve any Dispute as contemplated by Section 9 of this Agreement, such Dispute shall be submitted to mandatory and binding arbitration at the election of either party (the "Disputing Party"). Except as otherwise provided in Attachment 2, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

(b) To initiate the arbitration, the Disputing Party shall notify the other party in writing (the "Arbitration Demand"), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, (iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of Sponsor Bank or FDR or an employee of an affiliate of either, and (C) is experienced in representing clients in connection with commercial agreements (the "Basic Qualifications"). Within fifteen (15) days after the other party's receipt of the Arbitration Demand, such other party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief; and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within fifteen (15) days thereafter, the two arbitrators so named will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

(c) The arbitration hearing shall be held in such neutral location as the parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on any dismissed claim or issue. The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder

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to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Attachment 2.

(d) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Attachment 2, the arbitrator shall be replaced by the party who selected such arbitrator, or if such arbitrator was selected by the two party-appointed arbitrators, by such two party-appointed arbitrators selecting a new third arbitrator in accordance with Attachment 2. Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this paragraph (d) after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of Attachment 2 and the Commercial Arbitration Rules of the AAA.

(e) At the time of granting or denying a motion for summary judgment as provided for in (c) and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(f) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

(g) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

(h) Each party will bear one-half of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

Judicial Procedure. Nothing in this Attachment 2 shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to this Attachment 2.

Federal Arbitration Act. The parties acknowledge and agree that performance of the obligations under this contract necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to relevant provisions of this Attachment 2.

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EXHIBIT D

ARBITRATION

Arbitration.

(a) If the parties are unable to resolve any Dispute as contemplated by Section 4.1 of this Agreement, such Dispute shall be submitted to mandatory and binding arbitration at the election of either party (the "Disputing Party"). Except as otherwise provided in this Exhibit D, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

(b) To initiate the arbitration, the Disputing Party shall notify the other party in writing (the "Arbitration Demand"), which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, (iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of Customer or FDR or an employee of an Affiliate of either and (C) is experienced in representing clients in connection with commercial agreements (the "Basic Qualifications"). Within fifteen (15) days after the other party's receipt of the Arbitration Demand, such other party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim and (C) specify the requested relief., and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within fifteen (15) days thereafter, the two arbitrators so named will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

(c) The arbitration hearing shall be held in such neutral location as the parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on any dismissed claim or issue. The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder

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to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Exhibit D.

(d) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Exhibit D, the arbitrator shall be replaced by the party who selected such arbitrator, or if such arbitrator was selected by the two party-appointed arbitrators, by such two party-appointed arbitrators selecting a new third arbitrator in accordance with Exhibit D. Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this paragraph (d) after the arbitration hearing has commence, then a rehearing shall take place in accordance with the provisions of this Exhibit D and the Commercial Arbitration Rules of the AAA.

(e) At the time of granting or denying a motion for summary judgment as provided for in (c) and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(f) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

(g) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

(h) Each party will bear one-half of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

Judicial Procedure. Nothing in this Exhibit D shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to this Exhibit D.

Federal Arbitration Act. The parties acknowledge and agree that performance of the obligations under this contract necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to relevant provisions of this Exhibit D.

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EXHIBIT E

INDEMNIFICATION

Customer's Indemnification. Customer shall indemnify and hold harmless FDR and its directors, officers, employees, agents and affiliates from and against any and all third party claims, liabilities, losses and damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement, to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (a) the breach by Customer of any of its duties or obligations under this Agreement or the breach by any Sponsor Bank of any duties or obligations under a Sponsor Bank Agreement or (b) a claim or action against FDR for any actual or alleged infringement of any patent, copyright, trade secret or other proprietary rights of any person in connection with (i) the development of software or systems to support an enhancement requested by Customer or Sponsor Bank using designs or specifications provided by Customer or Sponsor Bank in connection with the production by FDR of cards, statements or other items for Customer or Sponsor Bank using artwork, designs or concepts provided by Customer, (ii) any components of a smart card or chip card personalized or otherwise processed by FDR on behalf of Customer or Sponsor Bank or (iii) if all or part of the FDR System may be used in either a way that does not infringe a business method patent or other proprietary rights of a third party or in a way that does infringe such right, any claim alleging infringement by the FDR System due to the way Customer or Sponsor Bank chooses to configure the FDR System.

Customer shall not have any obligation to indemnify FDR against any claim, liability, loss or damage FDR or its directors, officers, employees, agents or affiliates may suffer arising solely out of FDR's negligent performance of any of the services provided under this Agreement.

FDR's Indemnification. FDR shall indemnify Customer and its directors, officers, employees and agents from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (a) the breach by FDR of any of its duties or obligations under this Agreement or (b) a claim or action against Customer for actual or alleged infringement of any patent, copyright, trade secret or other proprietary rights of any person by the FDR System or any part thereof, except to the extent such claim is caused by or relates to (i) Customer's failure to use the FDR System as permitted under this Agreement, (ii) Customer's use of the FDR System in combination with other software or systems not expressly authorized by FDR, (iii) the development of software by FDR to support an enhancement requested by Customer using designs or specifications provided by Customer or the production by FDR of cards, statements or other items for Customer using artwork, designs or concepts provided by Customer, (iv) any component of a smart card or chip card personalized or otherwise processed by FDR on behalf of Customer or (v) if all or part of the FDR System may be used in either a way that does not infringe a business method patent or other proprietary rights of a third party or in a way that does infringe such right, any claim alleging infringement by the FDR System due to the way Customer chooses to configure the FDR System. The provisions of this paragraph shall not be applicable in the case of such liability, claim, demand or dispute that

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arises out of negligence or willful misconduct of Customer or Sponsor Bank, their assigns or their respective agents or employees.

Notification. In the event a claim, suit or proceeding by a third party for which indemnification may be available under this Agreement is made or filed against a party or any Entity, the party against which the claim, suit or proceeding is made (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") in writing of the claim, suit or proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

Claims Period. Any claim for indemnification under this Agreement must be made prior to the earlier of:

(a) One year after the party claiming indemnification becomes aware of the event for which indemnification is claimed, or

(b) One year after the earlier of the termination of this Agreement or the expiration of the Term.

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EXHIBIT F

SERVICE LEVELS

I. Service Levels. FDR shall perform Services at the following service levels (each a "Service Level").

(1) Telephone Customer Service Response Time - Not less than 80% of all incoming calls answered will be answered within thirty (30) seconds. (This service level will be effective commencing sixty (60) days following the date on which FDR first begins performing telephone customer service pursuant to this Agreement.)

Forecasting.

(a) For purposes of the Telephone Customer Service Service Level above (the "Service Level"), Customer shall provide FDR with a rolling ninety (90) day estimated forecast of inbound calls to be handled by FDR. Additionally, Customer will provide FDR a thirty (30) day estimated daily forecasted volume of incoming Cardholder calls by half-hour intervals at least forty-five (45) days prior to the applicable month. If a thirty (30) day daily forecast is not provided by Customer at least forty-five (45) days in advance, the previous month's actual daily call volume will be used as the final thirty (30) day daily forecast for the applicable calendar month. The final forecast will be used for the purposes of Service Level qualification and the minimum monthly fee calculation.

(b) If the actual daily volume of incoming calls on any day varies from that day's forecasted daily volume by more than five percent (5%), or if the actual volume of incoming calls on a per half-hour interval basis varies from the forecasted volume for the applicable half-hour interval by more than ten percent (10%), FDR's performance for the applicable day or applicable half-hour, respectively, shall be excluded from the monthly or daily calculation of FDR's performance relative to the Service Level.

(c) In the event that the current monthly call volume forecast exceeds the previous month's actual call volume by ten percent (10%) or more, the Service Level shall be inapplicable for the entire calendar month. Additionally, if the actual daily call volume received varies by more than ten percent (10%) from that day's forecasted volume for ten (10) or more days within a calendar month, the Service Level shall be inapplicable for the entire calendar month.

(d) In the event that the monthly actual call volume received is less than ninety percent (90%) of the final forecasted monthly volume, Customer will be assessed fees equal to the difference of fees generated by the actual call volume received and fees that would have been generated by ninety percent (90%) of the forecasted volume multiplied by the actual average

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monthly handle time per call multiplied by the applicable price per handle minute set forth in Exhibit 'B'.

(2) Dispute/Chargeback Processing - FDR will complete the following functions in timeframes specified below.

Dispute Acknowledgment	100% within 30 days.
Representments*	100% of Representments Resolved within 60 days.
Disputes*	100% of Disputes Resolved within 90 days.

*Excludes international items

(3) Web Application Service Levels

The production Web Site will be available for inquiry 24 hours per day 7 days per week (excluding scheduled maintenance) 99.75% of the total minutes in the month.

(4) Authorization System Availability

The authorization on-line system will be available via primary, backup, or tertiary to respond to authorization inquiries 24 hours per day, 7 days per week for at least 99.75% of the total minutes in the month.

Applications not supported on the backup or tertiary authorization on-line systems are excluded from this measurement. This includes Address Verification Service (AVS), Card Activation, Instant Credit, Hot Calls, Lost/Stolen, Warning Bulletins, referral memory, name match, REF referral queue, batch auths, and ODS authorization RPC.

(5) On-Line System Availability

The time the production on-line system is available for clients to access cardholder/merchant information on line.

The production on-line system will be available for inquiry and update 24 hours per day, 7 days per week (excluding nightly batch processing and scheduled maintenance) 99.75% of the total minutes in the month.

Note: ODS on-line regions (availability) are included in this measure.

(6) Embossing Accuracy

Accuracy is defined as the correct processing of information from the Cardholder system to create the plastic. The card carrier will be printed on the correct form and include the correct inserts and envelopes. A mailing piece will be counted as an error if the Cardholder reports one or more identified problems with it to FDR.

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Plastics embossed and mailed to the Cardholder are accurate for 99.5% of all items.

(7) Embossing Daily Plastics Orders - Three-Day Turnaround - Timeliness

Three-Day Turnaround - Cardholder embossing orders entered electronically will be mailed within three business days for 95.0% of each month's volume; 100% of the month's volume will be mailed by day 4.

Holds and plastic destruction requests by the Customer are excluded from this standard.

(8) Embossing Rush Special Requests Orders Timeliness

Cardholder embossing orders entered electronically will be mailed within one business day following cycle for 99.0% of each month's volume and within two business days following cycle for 100% of each month's volume.

Plastic holds and destruction requests by the client are excluded from this standard.

(9) Postings, Monetary

Monetary transactions entered on-line or files received in the FDR Data Center by 6:00 PM CTZ will be processed in that night's production processing cycle for 100% of the production cycles for the month. Designated holidays are exempt.

Excluded from this measurement are Batch Auths, which will have a separate standard and Electronic Ticket Capture (ETC) which has a product defined cut-off.

If any monetary file volume exceeds one million transactions, the client must notify FDR at least three hours prior to the designated cut-off time of the files transmission. The transmission must be received in the FDR Data Center at least 1.5 hours prior to the normal cut-off time for the file to be processed in that night's production processing cycle.

Physical tapes must be received in the Input/Output Control area thirty minutes prior to the designated cut-off time.

Files received from the client with client-caused issues (e.g. out of balance or invalid fields/transactions) which prohibit processing in that night's production processing cycle are excluded from this performance standard.

(10) Postings, Non-monetary

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Non-monetary transactions entered on-line or files received in the FDR Data Center by 5:00 PM CTZ will be processed in that night's production processing cycle for 95% of the production cycles for the month and by the next night's production processing cycle for 100% of the production cycles for the month. Designated holidays are exempt.

If any non-monetary file volume exceeds one million transactions, the client must notify FDR at least three hours prior to the designated cut-off time of the files transmission.

The transmission must be received in the FDR Data Center at least 1.5 hours prior to the normal cut-off time for the file to be processed in that night's production processing cycle.

Physical tapes must be received in the Input/output Control area thirty minutes prior to the designated cut-off time.

II. Remedies for Failed Performance

(1) FDR will pay Customer [* * *] for each of the sixth (6th), seventh (7th) and eighth (8th) failed Service Levels that occur in a calendar month.

(2) FDR will pay Customer [* * *] for each of the ninth (9th) and tenth (lot) failed Service Levels that occur in a calendar month.

(3) If FDR fails any single Service Levels for three (3) consecutive months, then FDR will pay Customer [* * *].

(4) Termination. If FDR fails six (6) or more Service Levels for each of four (4) consecutive months, then Customer may terminate this Agreement by giving FDR written notice of the Service Level failures, identifying each of the failures and the months in which they occurred, within ninety (90) days after the last Service Level failure.

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SPONSOR BANK AGREEMENT

This Sponsor Bank Agreement (this "Agreement") is entered into as of this 1st day of April, 2003 (the "Effective Date"), between BANKFIRST (the "Sponsor Bank") and First Data Resources Inc. ("FDR"). Capitalized terms used and not otherwise defined in this Agreement shall have the meaning given in the service agreement dated as of December 18, 1998, between FDR and Sponsor Bank, as amended (the "Processing Agreement").

1. Sponsor Bank. Sponsor Bank hereby agrees to act as a sponsor bank for certain Cardholder Accounts of NBO Systems, Inc. ("Customer"). These Cardholder Accounts of Customer are being processed by FDR pursuant to a Service Agreement dated as of April 1, 2003, between FDR and Customer, as amended (the "Service Agreement"). Sponsor Bank agrees that FDR is taking directions in connection with FDR's data processing and other services with respect to these Cardholder Accounts from Customer and not from Sponsor Bank. Sponsor Bank irrevocably designates Customer as Sponsor Bank's agent for purposes of giving instructions to FDR regarding use of data and other matters. Sponsor Bank shall not be responsible to FDR for payment of processing fees due to FDR by Customer pursuant to the Service Agreement whether or not those amounts are paid by Customer.

2. Compliance. (a) Sponsor Bank agrees to comply with all federal, state and local laws and regulations, the operating rules, regulations and procedures promulgated by MasterCard and VISA from time to time and the FDR Settlement Rules adopted by FDR from time to time.

(b) FDR shall comply with all federal, state and local laws and regulations, the operating rules, regulations and procedures promulgated by MasterCard and VISA to the extent applicable to FDR as a third party provider of data processing services.

3. Term and Termination. (a) This Agreement shall be effective as of the Effective Date, and shall remain in effect until the earlier of (i) the expiration or termination of the Service Agreement, or (ii) the termination of Sponsor Bank's relationship with Customer, at which time, this Agreement shall automatically terminate (the "Term").

(b) Notwithstanding the foregoing, FDR shall have the right to terminate this Agreement under any of the following conditions:

(i) immediately upon notice to Sponsor Bank upon the failure by Sponsor Bank to be a member, or failure by Sponsor Bank otherwise to maintain good standing with, either VISA or MasterCard, as applicable, at any time during the Term;

(ii) the occurrence of an Insolvency Event with respect to the Sponsor Bank;

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(iii) immediately upon notice to Sponsor Bank if FDR has been required by a governmental or regulatory body or agency or by VISA or MasterCard to terminate settlement on behalf of Sponsor Bank;

(iv) if Sponsor Bank fails to pay any Daily Amount when required as provided in this Agreement and does not cure the failure within four (4) hours after written notice of the failure or immediately without notice if FDR has the right more than three times in any twelve month period to give notice under this paragraph whether or not the notice is given;

(v) upon twenty-four (24) hours notice by FDR if FDR has terminated Interchange Settlement of transactions on behalf of Sponsor Bank in accordance with the terms and conditions described in Section 12.7 of the Processing Agreement; or

(vi) if Sponsor Bank fails to pay any amount due under this Agreement (other than a Daily Amount) within fifteen (15) days after written notice to Sponsor Bank of its failure to pay the amount.

(c) Upon expiration or termination of this Agreement, FDR shall have no further obligation to settle with Sponsor Bank and all outstanding unpaid amounts, due and owing to FDR shall become immediately due and payable. Termination of this Agreement shall not affect the following:

(i) any obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination, including the obligations to make the payments provided in this Agreement, including payments in accordance with the terms and conditions described in Section 12.11 of the Processing Agreement;

(ii) the provisions of Sections 4(b), 5, 6, 7, 8, 9 and 11 of this Agreement; or

(iii) Sponsor Banks obligations in accordance with the terms and conditions described in Section 12.11 of the Processing Agreement.

4. Settlement. (a) Sponsor Bank and FDR each agree to handle and settle Interchange Settlement with respect to Visa or MasterCard transactions relating to the Cardholder Accounts of Customer in accordance with the terms and conditions described in Article 12 of the Processing Agreement,

(b) Sponsor Bank will notify FDR in writing at least one hundred twenty (120) days prior to any transfer or closing of all Cardholder Accounts of Customer on the FDR System associated with a BIN or ICA belonging to Sponsor Bank or the redirection of any BIN or ICA by Sponsor Bank to another processing system. Such notice shall include an instruction to FDR to initiate a systematic removal from the FDR System of account information associated with that BIN or ICA, which Customer shall be obligated to pay for in accordance with the Service Agreement. Sponsor Bank will

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comply with all rules, regulations and policies of MasterCard and VISA with respect to removal or deletion of unused or abandoned BINS or ICAs. In the event that Sponsor Bank fails to comply with such rules, regulations and policies, or fails to provide the foregoing notice to FDR, Sponsor Bank hereby authorizes FDR, as its agent, to (i) request MasterCard or VISA to delete the BIN or ICA, and (ii) remove all account information associated with the BIN or ICA from the FDR System at Customer's expense, in accordance with the Service Agreement. Sponsor Bank shall be responsible, and will reimburse FDR, for any loss, expense or other cost associated with or arising from abandoned or unused BINs and ICAs, including trailing activity, fraudulent use or other similar costs.

5. Separate Actions. Sponsor Bank agrees that separate action or actions may be brought by FDR against Sponsor Bank, whether action is brought separately against or through Customer or whether Customer and FDR join in any such action or actions. Sponsor Bank waives any right to require FDR to proceed against Customer, and Sponsor Bank waives any defense arising by reason of any disability or other defense of Customer or by reason of the cessation from any cause whatsoever of the liability of Customer.

6. Limitation on Liability. FDR's cumulative liability to Sponsor Bank for any loss or damage, direct or indirect, for any cause whatsoever arising out of or related to the Service Agreement or this Agreement with respect to claims (whether third-party claims, indemnity claims or otherwise) relating to events in any calendar year shall not under any circumstances exceed one hundred thousand dollars ($100,000). In addition, the cumulative liability of FDR in any calendar year to Sponsor Bank and Customer in the aggregate shall not exceed the amount of Processing Fees (as defined in the Service Agreement) paid to FDR by Customer pursuant to the Service Agreement for services performed during the immediately preceding calendar year. IN NO EVENT SHALL FDR BE LIABLE UNDER ANY THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

7. Indemnification. (a) Sponsor Bank shall indemnify and hold harmless FDR and its directors, officers, employees, agents and affiliates from and against any and all third party claims, liabilities, losses and damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement, to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of the breach by Sponsor Bank of any of its duties or obligations under this Agreement.

(b) Subject to the provisions of Article 6, FDR shall indemnify and hold harmless Sponsor Bank and its directors, officers, employees and agents from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of the breach by FDR of any of its duties or obligations under this Agreement.

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(c) Any claim for indemnification under this Agreement must be made prior to the earlier of:

(i) one year after the party claiming indemnification becomes aware of the event for which indemnification is claimed, or

(ii) one year after the end of the Term.

8. Confidentiality. Sponsor Bank and FDR each agree to handle and safeguard the proprietary information of Sponsor Bank and FDR disclosed in connection with this Agreement in accordance with the terms and conditions described in Article 10 of the Processing Agreement.

9. Informal Dispute Resolution. Sponsor Bank and FDR each agree to handle any controversy or claim with respect to this Agreement in accordance with the terms and conditions described in Sections 13.13 through 13.16 of the Processing Agreement.

11. Disclaimer. FDR SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF OR RELATED TO THIS AGREEMENT. THIS AGREEMENT IS A SERVICE AGREEMENT AND THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO IT.

12. Assignment. Sponsor Bank acknowledges and agrees that it may not transfer or assign its rights under this Agreement without the prior written consent of FDR.

13. Notice. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

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If to FDR:	With a copy to:

First Data Resources Inc. 10825 Farnam Drive Omaha, Nebraska 68154 Attn: President Telecopy Number: 402-222-7334	First Data Resources Inc. 10825 Farnam Drive Omaha, Nebraska 68154 Attn: General Counsel Telecopy Number: 402-222-7700

If to Sponsor Bank:	With a copy to:

BANKFIRST 2600 W. 49th St. Sioux Falls, SD 57105 Attn: George Lund Telecopy Number: 605-361-2111	BANKFIRST 2600 W. 49th St. Sioux Falls, SD 57105 Attn: Brad Hanson Telecopy Number: 605-782-3804

FDR and Sponsor Bank will send a copy of any and all notices pertaining to this Agreement to Customer at the following address:

NBO Systems, Inc.

3676 West California Avenue, Building D

Salt Lake City, Utah 84104

Attn: CEO

Telecopy Number: 801-973-4188

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this section.

14. Entire Agreement. This Agreement, along with the Service Agreement, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect to the subject matter hereof. This Agreement may not be amended except in a writing signed by authorized officers of each of the parties hereto. This Agreement is entered into solely for the benefit of FDR and Sponsor Bank and shall not confer any rights upon any Entity not a party to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Governing Law. This Agreement shall be governed by the laws of the State of Nebraska without giving effect to principles of choice of law thereof.

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their duly authorized officers as of the day and year first written above.

BANKFIRST

By: /s/ [illegible]

Title: Senior Vice President

FIRST DATA RESOURCES INC.

By: /s/ Stephen T. Selzer

Title: EVP

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